EXECUTION COPY

AGREEMENT OF PURCHASE AND SALE

720-734 Columbus Avenue, New York, New York

AGREEMENT OF PURCHASE AND SALE

720-734 Columbus Avenue, New York, New York

ARTICLE 1: PROPERTY/PURCHASE PRICE

1.1 Certain Basic Terms.

(a) Purchaser and Notice Address:

Archstone-Smith Operating Trust
Attn: Rick Ruby
9200 E. Panorama Circle
Englewood, Colorado 80112
Telephone: 303/708-5985
Facsimile: 303/858-0934
E-mail: rruby@archstonesmith.com

With a copy to:

Archstone-Smith Operating Trust
Attn: Thomas S. Reif, Assistant General Counsel
9200 E. Panorama Circle
Englewood, Colorado 80112
Telephone: 303/792-8113
Facsimile: 303/708-6954
E-mail: treif@archstonesmith.com

(b) Seller and Notice Address:

Columbia Westmont Associates, L.P.
Attn: William L. Gorodetzer
1 E. Stow Road
Marlton, NJ 08053-0994
Telephone: (856) 797-8418
Facsimile: (856) 988-5817
E-mail: bgorodetzer@irmmgmt.com

With a copy to:
Levine, Staller, Sklar, Chan, Brown & Donnelly, P.A.
Attn: Arthur E. Sklar, Esq.
3030 Atlantic Avenue
Atlantic City, NJ 08401
Telephone: (609) 348-1300
Facsimile: (609) 345-2473
E-mail: asklar@levinestaller.com

(c) Title Company and Escrow Agent:

Chicago Title Insurance Company
Attn: Marley Harrill
700 S. Flower Street, Suite 3305
Los Angeles, California 90017
Telephone: 213/488-4348
Facsimile: 213/891-0834

(e)	Date of this Agreement:	The latest date of execution by the Seller or the Purchaser, as indicated on the signature page.
(f)	Purchase Price:	$87,750,000
(g)	Earnest Money:	$15,000,000, including interest thereon.
(h)	Due Diligence Period:	The period beginning on the Date of this Agreement and ending on the earlier of (i) February 27, 2006 at 5:00 p.m. New York City time or (ii) the Due Diligence End Date (defined in Section 2.2 hereof).

(i)	Closing Date:	March 31 2006; provided, however, that Purchaser may elect to extend the Closing Date for two periods of thirty (30) days each by providing written notice to Seller of such extension by not later than five business days prior to the then-scheduled Closing Date, and to the extent extended pursuant to Paragraph 3.5, 5.2(c) or 12.4.2.
	Outside Closing Date:	May 31, 2006 (as the same may be extended pursuant to the provisions of this Agreement)
	Adjustment Date:	The Closing Date.
(j)	Broker:	None
(k)	Building:	The residential multi-family apartment building known as The Westmont, 720-734 Columbus Avenue, New York, New York

1.2 Property. Subject to the terms and conditions of this Agreement of Purchase and Sale (the "Agreement"), Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of Seller's right, title and interest in and to the following property (collectively, the "Property"):

(a) The "Real Property," being the land described in Exhibit 1.2(a) attached hereto, together with (i) all improvements located thereon ("Improvements"), (ii) all and singular the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining to such real property, and (iii) without warranty, all right, title, and interest of Seller in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such real property.

(b) The landlord's interest in the "Leases," being all leases of the Improvements, including leases which may be made by Seller after the date hereof and prior to Closing as permitted by this Agreement.

(c) The "Tangible Personal Property," being all equipment, machinery, furniture, furnishings, supplies and other tangible personal property owned by Seller, and Seller's interest in any such property leased by Seller, now or hereafter located in and used in connection with the operation, ownership or management of the Real Property.

(d) The "Intangible Personal Property," being all of Seller's right, title and interest, if any, in intangible personal property related to the Real Property and the Improvements, including, without limitation: all trade names and trade marks associated with the Real Property and the Improvements, including Seller's rights and interests in the name of the Real Property; the plans and specifications and other architectural and engineering drawings for the Improvements; warranties; contract rights related to the construction, operation, ownership or management of the Real Property (but only to the extent Seller's obligations thereunder are expressly assumed by Purchaser pursuant to this Agreement); governmental permits, approvals and licenses (to the extent assignable); current tenant lists and correspondence; all current records and promotional materials relating to the Property; and telephone exchange numbers (to the extent assignable); provided, however, that Seller's accounts receivable, cash and cash equivalents and prepaid items to the extent related to contracts not being assumed by Purchaser and Reserves for Replacement and all other reserves and deposits of Seller shall be excluded from Intangible Personal Property.

1.3 Earnest Money. Within two (2) business days after receipt of a fully executed copy of this Agreement, Purchaser shall deposit the Earnest Money by federal funds wire-transfer in immediately available U.S. funds with the Escrow Agent. Notwithstanding anything in this Agreement to the contrary, failure to so deposit the Earnest Money shall constitute a default by Purchaser under this Agreement whereupon the Agreement shall terminate without notice to Purchaser or any opportunity to cure and thereafter neither party shall have any rights or obligations hereunder (except to the extent specifically set forth herein). The Earnest Money shall be applied to the Purchase Price at Closing. Except as provided in Article 9 of this Agreement, if this Agreement terminates pursuant to any express right of Purchaser to terminate this Agreement, the Earnest Money shall be refunded to Purchaser immediately upon request, and all further rights and obligations of the parties under this Agreement shall terminate (except as specifically set forth herein). The Earnest Money shall be held and disbursed by the Escrow Agent pursuant to Article 9 of this Agreement.

ARTICLE 2: INSPECTION

2.1 Seller's Delivery of Specified Documents. To the extent such items are in Seller's possession or control, Seller shall provide or make available to Purchaser the following (the "Property Information") within 5 business days after the Date of this Agreement:

(a) Rent Roll and Apartment Mix List. A current rent roll and delinquency report ("Rent Roll") for the Property and a list of apartments sizes and rents (e.g., "1 bedroom, 1 bath: ____ units @ $___/mth");

(b) Financial Information. Operating statements of the Property for the 36 months preceding this Agreement ("Operating Statements"), financial statements (balance sheet, income, expenses and capital improvements) for the Property for the two years preceding this Agreement and year-to-date for the current year;

(c) Tax Statements; Tax Consultant. Copies or a summary of ad valorem tax statements relating to the Property for the current year or other current tax period (if available) and for the 24 months preceding the Agreement, together with the name and address of Seller's property tax consultant;

(d) Leases. Seller's standard residential lease form and copies of current commercial leases;

(e) Loss History. The insurance loss history report for the Property for the 12 months preceding this Agreement;

(f) Utility Bills. Utility bills for the Property for the 12 months preceding this Agreement;

(g) Personal Property Inventory. An inventory of the Personal Property to be conveyed to Purchaser at Closing (such inventory shall set forth generally the types of Personal Property to be transferred to Purchaser at Closing, e.g. appliances) and may not be exhaustive but shall identify all material items of Personal Property, if any, to be conveyed;

(h) Business License and Permit. Copies of all current licenses and/or permits for the operation of the Property (collectively, the "Permits");

(i) Service Contracts. A list, together with copies, of all current service, supply, equipment rental, and other contracts related to the operation of the Property excluding the current management contract between Seller and Interstate Realty Management Company ("Service Contracts");

(j) Maintenance Records. All available maintenance work orders for the 12 months preceding this Agreement;

(k) List of Capital Improvements. A list of all capital improvements known to the Seller and performed on the Property within the 24 months preceding this Agreement;

(l) Environmental Reports. Any environmental reports related to the Property;

(m) Plans and Specifications. All construction plans and specifications relating to the original development of the Property and any major capital repairs or commercial tenant improvements within the last 24 months;

(n) Existing Title and Survey. Copy of Seller's existing title insurance policy and any existing ALTA "as-built" survey of the Property (the "Current Survey"); and

(o) Bond Compliance Information. Access to all information relating to Seller's compliance with the terms of the HDC Loan Documents.

Seller shall have an ongoing obligation during the pendency of this Agreement to provide Purchaser with, or make available to Purchaser, any document described above and coming into Seller's possession or produced by Seller after the initial delivery of the Property Information.

2.2 Due Diligence. Subject to the terms of all Leases affecting the Property, except as provided in the next succeeding sentence, Purchaser shall have through the last day of the Due Diligence Period in which to examine, inspect, and investigate the Property and, in Purchaser's sole and absolute judgment and discretion, to determine whether the Property is acceptable to Purchaser and to obtain all necessary internal approvals. Purchaser may shorten the Due Diligence Period by giving notice thereof to the Seller before the expiration of the Due Diligence Period (the "Due Diligence Completion Notice") specifying therein the end date of the Due Diligence Period (the "Due Diligence End Date") which date shall be final and irrevocable. Notwithstanding anything to the contrary in this Agreement, Purchaser may terminate this Agreement by giving notice of termination to Seller (the "Due Diligence Termination Notice") on or before the last day of the Due Diligence Period, time being of the essence with respect to such date. If Purchaser does not give a Due Diligence Termination Notice on or prior to the last day of the Due Diligence Period, this Agreement shall continue in full force and effect. Without intending to limit or alter Purchaser's right hereunder to make such examinations, inspections and investigations, however, Purchaser agrees to cooperate with Seller to, and shall use commercially reasonable efforts to, minimize disruption to the operations of the Property and inconvenience to the tenants of the Property.

Purchaser shall have reasonable access to the Property for the purpose of conducting surveys, architectural, engineering, geotechnical and environmental inspections and tests (subject to Seller's prior written approval of any invasive testing, inspection and sampling with such consent not to be unreasonably withheld), upon at least twenty-four (24) hours prior notice to Seller, and any other inspections, studies, or tests reasonably required by Purchaser. Purchaser shall keep the Property free and clear of any liens and will indemnify, defend, and hold Seller harmless from all claims and liabilities asserted against Seller and/or damage to the Property or property of others, as a result of any such entry by Purchaser, its agents, employees or representatives but the foregoing shall not, and shall not be deemed to, include or obligate Purchaser to indemnify Seller for claims or liabilities asserted or arising from the

discovery by Purchaser of any conditions at or relating to the Property except to the extent such conditions are exacerbated by Purchaser, its agents, employees and representatives. If any inspection or test disturbs the Property, Purchaser will restore the Property to the same condition as existed prior to any such inspection or test. Purchaser and its agents, employees, and representatives shall have a continuing right of reasonable access to the Property during the pendency of this Agreement for the purpose of examining and making copies of all books and records and other materials relating to the Property in Seller's or its property manager's possession and Purchaser shall have the right to conduct a "walk-through" of the Property prior to the Closing upon appropriate notice to tenants as permitted under the Leases. In the course of its investigations, Purchaser may make inquiries of lenders, contractors, property managers, parties to Service Contracts and municipal, local and other government officials and representatives and the commercial tenants at the Property, and Seller consents to such inquiries. The obligations of the Purchaser under this paragraph shall survive the termination of the Agreement. Prior to entry upon the Property for the purposes set forth in this Section, Purchaser shall deliver to Seller a Certificate of Insurance addressed to Seller evidencing Commercial General Liability insurance coverage, including property damage naming Seller as an additional named insured with combined single limits of not less than Five Million ($5,000,000) Dollars. Such insurance shall be maintained by Purchaser throughout the term of this Agreement.

If the Closing hereunder shall not occur for any reason whatsoever (other than solely a Seller default), Purchaser shall promptly deliver to Seller, at no cost to Seller, and without representation or warranty all tests, reports and inspections (and all but one file copy thereof) of the Property obtained by Purchaser from third parties which do not restrict such delivery to Seller (which reports may be redacted to exclude any description of data or information concerning Purchaser's internal operations, policies and/or procedures, with Seller hereby agreeing that Purchaser does not represent or warrant that Seller or any other person or entity shall be entitled to rely on any such test, report or inspection without the prior written consent of the party which prepared or conducted the same, Purchaser having no obligation to require or obtain such consent). Purchaser shall further promptly provide to Seller all documents, materials and other information provided by Seller or its agents (and all copies thereof). The obligations of Purchaser pursuant to this paragraph shall survive the termination of this Agreement.

2.3 Tenant Estoppel Certificates. Seller shall have its on-site manager request from each commercial tenant of the Property a tenant estoppel certificate substantially in the form attached hereto as Schedule 5.2(b)(2) and deliver same to Purchaser not later than five business days prior to the expiration of the Due Diligence Period. If any tenant (other than the garage tenant) fails to deliver such tenant estoppel certificate prior to the expiration of the Due Diligence Period, and Purchaser, nevertheless, elects not to terminate the Agreement in accordance with Paragraph 2.2 hereof, Purchaser shall be deemed to have waived delivery at Closing of an estoppel certificate by such tenant; provided, however, that Seller shall deliver to Purchaser at or before Closing a landlord estoppel in each case in the form required under Paragraph 5.2(b)(2)(B) in lieu of such tenant's estoppel certificate. If any tenant (other than the garage tenant) delivers a tenant estoppel certificate other than in the form required by its lease prior to the expiration of the Due Diligence Period, and Purchaser nonetheless, elects not to terminate the Agreement in accordance with Paragraph 2.2, Seller shall have no obligation to provide any additional estoppel for such tenant at or before Closing. In no event shall Purchaser be deemed to have waived the delivery of the garage tenant estoppel certificate at Closing as required pursuant to Paragraph 5.2(b)(2)(A) hereof.

2.4 Service Contracts. During the initial ten (10) days of the Due Diligence Period, the parties will agree as to which Service Contracts Purchaser will assume and which Service Contracts will be terminated by Seller at Closing, it being agreed that Purchaser shall have no obligation to assume any Service Contracts, except, Purchaser shall assume those Service Contracts listed on Exhibit 2.4 attached hereto which Seller is not permitted to terminate pursuant to the terms thereof without payment of a penalty or fee. Within one week following the Date of this Agreement, Purchaser shall advise Seller

which of the Service Contracts identified on Exhibit 2.4 Purchaser desires, subject to the foregoing sentence of this Paragraph 2.4, Seller to terminate and which such Service Contracts Purchaser is willing to assume. With respect to those Service Contracts Purchaser may agree to assume, Purchaser will, as of the Closing Date, assume the obligations arising from and after the Closing Date under such Service Contracts. Seller shall terminate at Closing all Service Contracts that are not so assumed. If Seller and Purchaser cannot agree as to which Service Contracts Purchaser will assume and which Service Contracts will be terminated at Closing during the initial ten (10) days of the Due Diligence Period, then Purchaser shall be deemed to have elected to assume all such Service Contracts as to which resolution was not reached. Seller shall terminate at Closing, and Purchaser shall not assume, any property management agreement affecting the Property and Seller shall also simultaneously either (a) terminate any existing lease (whether written, oral or otherwise) on the Property between Seller and any employee of the existing property management firm under which rent is waived or is discounted and assure that the subject apartment is vacated effective as of the Closing Date, or (b) modify any such lease to provide for a then-current market rent.

ARTICLE 3: TITLE REVIEW

3.1 Delivery of Title Commitment. On or prior to twenty (20) days from the Date of this Agreement, Purchaser shall cause to be prepared and delivered to Seller: (i) a current, effective commitment for title insurance (the "Title Commitment") issued by the Title Company, in the amount of the Purchase Price with Purchaser as the proposed insured, and accompanied by true, complete, and legible copies of all documents referred to in the Title Commitment; and (ii) a current ALTA-ACSM survey of the Property (the "Survey").

3.2 Title Review and Cure. During the Due Diligence Period, Purchaser shall review title to the Property as disclosed by the Title Commitment and the Current Survey. Seller will cooperate with Purchaser in curing any objections Purchaser may have to title to the Property, provided that Seller shall have no obligation to cure title objections except liens of an ascertainable amount voluntarily granted by Seller, which liens Seller shall cause to be released at the Closing (including without limitation, the "Second Mortgage" identified below). Seller further agrees to remove any encumbrances to title granted by Seller after the Date of this Agreement without Purchaser's consent. Without limitation to the foregoing, it is expressly agreed that Seller shall satisfy of record the mortgage securing an indebtedness evidenced by a Multifamily Note dated as of June 1, 2000 made by Seller to Reilly Mortgage Group, Inc. and assigned to Federal Home Loan Mortgage Corporation ("Freddie") in the original principal amount of $8.55 million (the "Second Mortgage") including without limitation, payment of any prepayment fees therefor. The term "Permitted Exceptions" shall mean: the specific exceptions (exceptions that are not part of the promulgated title insurance form) in the Title Commitment that the Title Company has not agreed to insure over or remove from the Title Commitment as of the end of the Due Diligence Period and that Seller is not required to remove as provided above; real estate taxes not yet due and payable; subject to the other provisions of this Agreement in respect of leasing of the Property by Seller, tenants in possession as tenants only under the Leases without any option to purchase or acquire an interest in the Property; and all matters which Seller is not required to discharge hereunder. Notwithstanding any provision herein to the contrary, Purchaser shall have not more than five (5) business days (but not later than six (6) business days prior to the expiration of the Due Diligence Period) following receipt of both the Title Commitment and the Current Survey ("Title Review Period") to review the same and to notify Seller of those items which Purchaser objects to ("Purchaser's Title Notice") and Seller shall have three (3) business days following receipt of Purchaser's Title Notice to notify Purchaser of Seller's response to those matters objected to by Purchaser ("Seller's Title Response"). In the event Seller's Title Response shall not confirm Seller's agreement to cure to Purchaser's objections as set forth in Purchaser's Title Notice, Purchaser shall have the right to terminate this Agreement by notice to Seller on or prior to the date which is the later of the end of the Due Diligence Period and three (3) business days following receipt of Seller's Title Response. If the Survey shows a change in the condition of title when compared

to the Current Survey which changed condition materially and adversely affects the use and enjoyment of the Property (each, a "Deviation"), Purchaser shall notify Seller within three (3) business days after receipt of the Survey of such Deviation(s) (but no later than fifteen (15) days following the expiration of the Due Diligence Period). Seller shall notify Purchaser within three (3) business days of notice of any Deviation whether Seller shall cure each such Deviation and, if Seller elects not to cure any such Deviation, Purchaser may elect, by written notice to Seller within three (3) business days of Seller's notice to Purchaser that Seller will not cure any such Deviation, to terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser.

If this Agreement is not cancelled by Purchaser pursuant to this Paragraph 3.2 a schedule of the Permitted Exceptions will be prepared by Seller and Purchaser and attached to this Agreement as Exhibit 3.2 not more than three (3) business days after the Permitted Exceptions are determined pursuant to this Paragraph 3.2, and this Agreement shall continue in full force and effect.

Time is hereby made of the essence with respect to all dates contained in this Paragraph 3.2.

3.3 Delivery of Title Policy at Closing. If the Title Commitment or report discloses judgments, bankruptcies, or other returns against other persons having names the same as or similar to that of Seller, Seller shall deliver at Closing an affidavit stating that such judgments, bankruptcies and other returns are not against Seller. Seller shall execute at Closing an affidavit in such form as the Title Company shall reasonably require for the issuance of the Title Policy but any disagreement concerning the form or content of the affidavit shall not be a condition to Purchaser's obligation to close hereunder.

Seller, at Seller's election, shall have the right to cause the Title Company to affirmatively insure over title exceptions in which event Purchaser shall accept title with such affirmative title insurance.

Franchise, corporate income tax or other corporate tax open, levied or imposed against Seller or any former owners of the Property shall not be objections to title if the Title Company insures against collection thereof from or out of the Property or omits the same from its title insurance policies to Purchaser and Purchaser's lenders.

If Seller is unable to deliver title as provided in this Agreement, Purchaser's sole remedy shall be (i) to take such title as Seller can deliver without reduction in the Purchase Price, or (ii) terminate this Agreement and receive the Earnest Money and thereafter neither party shall have any further rights or obligations hereunder except the Surviving Obligations.

3.4 Title and Survey Costs. The cost of any survey, including any revisions necessary to make the survey conform to the requirements of this Agreement, shall be paid by Purchaser. The premium for the Title Policy, including the premium for extended coverage and the Purchaser's Endorsements, shall be paid by Purchaser. The cost of the UCC Searches requested by Purchaser or which the Title Company may require be performed for the Title Policy shall be paid by Purchaser.

3.5 Violations. With respect to notices of violations of laws or governmental ordinances, rules, regulations, orders or requirements (collectively, "Laws") issued prior to the date of Closing by any governmental authority having jurisdiction over the Property and which result in liens against the Property and/or fines, such liens and/or fines shall be satisfied or paid, as applicable, by Seller, at Seller's sole cost and expense, on or before the Closing Date and Seller, in its sole discretion, may adjourn the Closing one or more times for up to sixty (60) days in the aggregate in order to satisfy or pay such liens or fines, as applicable, and in addition to cure such violation (or credit Purchaser for any fines paid and the cost to cure any violation) first occurring after the expiration of the Due Diligence Period; provided, however, Seller shall not be required to expend more than $250,000 in the aggregate to satisfy the foregoing provisions. To the extent such fines and/or liens and/or the cost to cure violations first

occurring after expiration of the Diligence Period exceed, in the aggregate $250,000, and Seller elects to not pay the fines and/or satisfy the liens, and/or cure such violations, if any, in full, Purchaser shall the option to (i) terminate this Agreement in which event Escrow Agent shall deliver the Earnest Money to Purchaser and neither party shall have any rights or obligations hereunder except for such obligations which are expressly stated to survive Closing; or (ii) have a credit issued to Purchaser in the amount of $250,000 (less any amounts expended by Seller to satisfy or pay such liens or fines, as applicable) in which event Closing shall proceed. This shall be Purchaser's sole remedy. Purchaser shall make its election on or before the Closing Date. In no event shall Seller have any obligation hereunder with respect to violations caused by tenants of the Property. Except as provided in this paragraph, Purchaser acknowledges that Seller shall have no obligation to cure any violation of laws or discharge or remove any notices relating to same and/or a violation which is due to an act or omission of the Purchaser.

ARTICLE 4: OPERATIONS AND RISK OF LOSS

4.1 Ongoing Operations. During the pendency of this Agreement:

(a) Performance under Leases and Service Contracts. Seller shall (i) subject to the provisions of this Agreement, carry on its business and activities relating to the Property substantially in the same manner as it did before the Date of this Agreement, and (ii) shall perform its material obligations under the Leases and Service Contracts and other agreements that may affect the Property.

(b) New Contracts. Seller will not enter into any contract that will be an obligation affecting the Property subsequent to the Closing, except (1) contracts entered into in the ordinary course of business that are terminable without cause on 30-days' notice without penalty or premium, or (2) which are renewals or extensions of existing Service Contracts in the ordinary course of business and which are terminable without cause on 30-days' notice without penalty or premium.

(c) Listings and Other Offers. Except as set forth in this Agreement, including Paragraph 4.1(e)(2) below, Seller will not list the Property with any broker or otherwise solicit or make or accept any offers to sell the Property, engage in any discussions or negotiations with any third party with respect to the sale or other disposition of the Property, or enter into any contracts or agreements (whether binding or not) regarding any disposition of the Property.

(d) Maintenance of Improvements and Removal of Personal Property. Seller shall maintain all Improvements, including the apartments, in substantially the same condition and repair as exists on the Date of this Agreement, including the replacement and repair of all apartment components (such as carpets) reasonably required to make each apartment ready for re-lease and Seller shall maintain sufficient staffing and personnel levels to maintain the Property's reputation in the leasing community. Seller will not remove any Personal Property except as may be required for necessary repair or replacement, and replacement shall be of equal quality and quantity as existed as of the time of its removal. Capital expenditures made by Seller with respect to the Property after the Date of this Agreement shall be equitably prorated between Seller and Purchaser based upon the useful life of the item as determined by generally accepted accounting principles.

(e) Leasing Arrangements.

(1) Residential Units. (A) Market Rate Units. Without Purchaser's prior written consent in each instance, Seller will not amend or terminate any Lease for a market rate residential unit ("Market Rate Leases") unless in the ordinary course of business. All

Market Rate Leases entered into during this Agreement shall be on Seller's standard lease form delivered to Purchaser, shall be to tenants as determined by Seller in accordance with its existing standards, shall be for terms of no less than 6 months and no greater than 24 months at current market rentals, and shall not include any concessions or discounts more favorable to the tenants than those which are now regularly offered by Seller at the Property (i.e., one month rent credit for new leases and renewal leases, with such credit to be given in the first month of the term). During the pendency of this Agreement, Seller shall provide Purchaser with weekly leasing activity and occupancy reports ("Leasing Report") showing all leasing activity during the previous week, (B) Affordable Units. All Leases entered into during this Agreement for any of the "affordable" units (i.e., the 20% of the units the leasing of which is governed by the HDC Loan Documents (hereinafter defined) (the "Affordable Leases") evidencing the HDC Loan (as defined in the HDC Loan Documents, including without limitation the Regulatory Agreement) shall be in compliance with all applicable laws, rules and regulations of governmental agencies having jurisdiction. Leasing activity and occupancy with respect to the Affordable Leases shall also be included in the Leasing Report.

(2) Commercial Units. Seller shall not enter into, amend, extend or terminate any Lease for commercial space at the Property without Purchaser's prior written consent which shall not be unreasonably withheld, conditioned or delayed. Seller intends to enter into a listing agreement for the lease of the "Blockbuster" space at the Property. Purchaser shall have the right to review and approve (a) the listing agreement, and (b) the proposed lease documentation, each such approval not to be unreasonably withheld or conditioned. Purchaser shall provide to Seller its approval or comments if at all, within ten (10) business days of receipt of the listing agreement or proposed lease as same may be revised from time to time or other matters relating to the commercial space at the Property. Failure to timely provided comments or approval shall be deemed an approval by Purchaser of the listing agreement or lease, as applicable.

(f) Insurance. Maintain in full force and effect the insurance policies currently in effect with respect to the Property (or replacements thereof with similar coverage); such existing coverage is described in Schedule 4.1(f).

(g) No HDC Loan Document Amendments. Not amend, modify, or terminate any of the HDC Loan Documents or take any action or fail to take any action, or make any use of the Property, in a way which would adversely affect the exclusion of interest on the Bonds from federal income taxation under the Internal Revenue Code and regulations thereunder or, if available, any entitlement to tax credits thereunder; and deliver to Purchaser a copy of any material notice delivered or received by Seller under the HDC Loan Documents. Seller shall not prepay the Bonds or the HDC Loan (hereinafter defined) in whole or in part and shall not convert any cash collateral for the Bonds or the HDC Loan into letters of credit.

(h) HDC Loan Documents. Seller shall comply with all of Seller's monetary and material obligations under the Bonds and the HDC Loan Documents, including without limitation, under the Regulatory Agreement.

(i) Easements. Seller shall not grant, record in the public records or consent to be recorded any covenant, restriction, easement or other agreement without obtaining Purchaser's consent, which consent shall not be unreasonably withheld, conditioned or delayed if the same benefits the operation of the Property.

(j) Zoning. Not change or agree to change the zoning status of the Property.

(k) Employees. Following the expiration of the Due Diligence Period, Seller shall give notice to Seller's employees of the impending sale of the Property as may be required under existing union agreements, if any, for the Property or applicable law or such notice in addition to the foregoing which Seller deems appropriate (but subject to the provisions of Paragraph 11.10 hereof).

4.2 Damage. In the event of any material damage to or destruction of the Property or any portion thereof, Purchaser may, at its option, by notice to Seller given within 10 days after Seller notifies Purchaser of such damage or destruction (and if necessary the Closing Date shall be extended to give Purchaser the full 10-day period to make such election): (i) terminate this Agreement and the Earnest Money shall be immediately returned to Purchaser, or (ii) proceed under this Agreement, receive any insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction and assume responsibility for such repair, and Purchaser shall receive a credit at Closing for any deductible amount under said insurance policies. If Purchaser elects (ii) above, Purchaser may extend the Closing Date for up to an additional 10 day period in which to obtain insurance settlement agreements with Seller's insurers, and Seller will cooperate with Purchaser in obtaining the insurance proceeds and such agreements from Seller's insurers. If the Property is not materially damaged, then Purchaser shall not have the right to terminate this Agreement, but Seller shall, at its cost, repair the damage before the Closing in a manner reasonably satisfactory to Purchaser or, if repairs cannot be completed before the Closing, credit Purchaser at Closing for the reasonable cost to complete the repair. "Material damage" and "Materially Damaged" means damage reasonably exceeding 5 percent of the Purchase Price to repair. Seller may settle any insurance claim with Purchaser's consent, which consent shall not be unreasonably withheld or delayed. The provisions of this Section supersede any law applicable to the Property governing the effect of fire or other casualty in contracts for real property. The provisions of §5-1311 of the General Obligations Law shall not apply to the transaction contemplated under this Agreement and the foregoing provisions of this Section shall apply instead.

4.3 Condemnation. In the event any proceedings in eminent domain are contemplated, threatened or instituted by any body having the power of eminent domain with respect to the Property or any material portion thereof (i.e. more than 5% of the Property), Purchaser may, at its option, by notice to Seller given within 20 business days after Seller notifies Purchaser of such proceedings (and if necessary the Closing Date shall be extended to give Purchaser the full 20 business day period to make such election): (i) terminate this Agreement and the Earnest Money shall be immediately returned to Purchaser, or (ii) proceed under this Agreement, in which event Seller shall, at the Closing, without representation, or warranty, assign to Purchaser its entire right, title and interest in and to any condemnation award. The provisions of §5-1311 of the General Obligations Law shall not apply to the transaction contemplated under this Agreement and the foregoing provisions of this Section shall apply instead.

4.4 Employees. (i) Seller shall be responsible for all claims and liabilities associated with employees of Seller at the Property ("Employees"), and all required legal notices and other obligations with respect to Employees, to the extent such claims and liabilities are based on events that took place prior to the Closing Date or concern Employees not hired by Purchaser, including without limitation any and all claims and liabilities for severance pay related to or arising out of the termination of Employees by Seller required by this transaction. Seller agrees to indemnify, defend and hold Purchaser harmless from and against any and all claims, losses, damages and expenses (including reasonable attorneys' fees) with respect to such claims and liabilities as set forth above. (ii) Seller has disclosed to Purchaser that approximately one (1) year ago, some of the Property's employees signed dues check-off cards as a result of which Local 32 BJ has sought to be recognized as the collective bargaining agent of certain of the Employees. Seller has not executed, and will not execute without Purchaser's prior approval, not to be unreasonably withheld, conditioned or delayed, any agreements of any kind with Local 32 BJ or any other union relating to the Employees or the Property. (iii) Purchaser shall be responsible for all claims and

liabilities associated with Employees of Purchaser at the Property, and all required legal notices and other obligations with respect to such employees arising on or after the Closing Date or concern Employees hired by Purchaser. Purchaser agrees to indemnify, defend and hold Seller harmless from and against all claims, losses, damages and expenses (including reasonable attorneys' fees) with respect to such claims and liabilities as set forth in this Subsection arising on or after the Closing Date or concern Employees hired by Purchaser. The provisions of this Paragraph 4.4 shall survive the Closing.

4.5 Collective Bargaining Agreements. Purchaser does not agree to assume or in any fashion be bound by any union contract to which Seller is or was a party, or which otherwise relates to the Building ("Union Contracts"). The provisions of this Paragraph 4.5 shall survive the Closing.

4.6 Real Property Tax Protests. (a) Any and all real property tax assessment protests and proceedings affecting the Property for the tax years prior to that in which the Closing occurs, if any, will be prosecuted under Seller's direction and control. As to any such protests and proceedings affecting fiscal periods for the year in which Closing occurs and after the Closing Date, Seller shall not settle the same without Purchaser's written consent, not to be unreasonably withheld or delayed. In the event of any reduction in the assessed valuation of the Property for any such fiscal year, the net amount of any tax savings shall (a) with respect to fiscal years ending prior to the Closing be payable to Seller, and (b) with respect to the fiscal year in which the Closing shall occur, after deduction of reasonable actual out-of-pocket expenses and attorneys' fees, be adjusted pro rata between Seller and Purchaser in each instance net of sums due to tenants (if any) which shall be paid to each tenant entitled to such sums. If any reduction in assessment shall be granted for a fiscal year in, or prior to, the year in which title closes in the form of a credit for taxes payable at or after Closing which can be utilized by Purchaser, Seller shall be entitled to receive a sum equal to such credit when received by Purchaser, net of sums due to tenants which shall be paid to each such tenant entitled to such sums. This Paragraph 4.6 shall survive Closing.

(b) At Purchaser's request, and provided Purchaser thereby agrees to pay the costs and expenses thereof (including without limitation reasonable attorneys' fees and disbursements), Seller shall commence and pursue real property tax assessment protest proceedings for any current or future assessments for which such proceedings are not already pending. Any such costs and expenses incurred by Purchaser in connection with such proceedings shall be deducted from the amount of any refund resulting therefrom. Any such agreement by Purchaser shall survive the Closing or any termination of this Agreement. Settlement of any tax assessment protest proceeding relating to the tax year in which the Closing occurs shall require the consent of Seller and Purchaser not to be unreasonably withheld or delayed. Any such protest proceeding resolved after the Closing Date affecting taxes for periods prior to and after the Closing Date shall result in an equitable adjustment between Seller and Purchaser in such taxes after Closing. If affecting the period prior to the Closing only, payment of any refund shall be made to Seller only. No adjustment shall be made between Seller and Purchaser if such proceedings were filed at the request of Purchaser and results in an increase in the assessment.

ARTICLE 5: CLOSING

5.1 Closing. The consummation of the transaction contemplated herein ("Closing") shall occur on the Closing Date at the offices of the Title Company in New York City, New York or (if required by HDC) at the offices of the HDC, or at such other location in New York, New York as shall be agreed upon by the parties.

5.2 Conditions to the Parties' Obligations to Close. (a) In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated hereunder shall be contingent upon the following:

(1) The other party's material representations and warranties contained herein shall be true and correct in all material respects as of Closing Date; provided, however, that Purchaser may not terminate this Agreement solely because any representations and warranties of Seller shall not be true and correct as of the Closing Date unless such failure will have a material and adverse effect upon (y) Seller's ability to convey title and possession of the Property, or (z) the value of the Property. For purposes of this clause (a), if a representation is made to knowledge, but the factual matter that is the subject of the representation is false notwithstanding any lack of knowledge or notice to the party making the representation, such event shall constitute a failure of this condition only, and not a default by the party making such representation;

(2) As of the Closing Date, the other party shall have performed its obligations hereunder and all deliveries to be made at Closing have been tendered;

(3) There shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, against the other party that would materially and adversely affect the other party's ability to perform its obligations under this Agreement; and

(4) There shall exist no pending or threatened action, suit or proceeding with respect to the other party before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transactions contemplated hereby.

(5) Intentionally omitted.

(6) Release of Seller and any affiliates of Seller by HDC and Freddie under the HDC Loan Documents prospectively (i.e., as to matters first arising or to be performed after the Closing Date).

(b) Conditions to Purchaser's Obligations to Close. In addition to all other conditions set forth herein, the obligation of Purchaser to consummate the transactions contemplated hereunder shall be contingent upon the following:

(1) There shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings against Seller that would materially and adversely affect the Property or the operation of the Property.

(2) (A) Delivery at Closing of an estoppel certificate from the garage tenant at the Property in substantially the form attached hereto as Schedule 5.2(b)(2) and meeting the requirements of this Paragraph 5.2(b)(2), or, alternatively, in the form (if any) attached to the garage tenant's lease, such estoppel certificate dated not earlier than thirty (30) days prior to the Closing Date (such date determined without regard to any extension of the Closing Date occurring hereunder as a result of an adjournment pursuant to this Agreement by Purchaser).

(B) For all other commercial tenants of the Property (other than the garage tenant), delivery at Closing of either (x) an estoppel certificate substantially in the form attached hereto as Schedule 5.2(b)(2), meeting the requirements of this Paragraph 5.2(b)(2), or, alternatively, in the form (if any) attached to such tenant's lease, such

estoppel certificate dated not earlier than thirty (30) days prior to the Closing Date (such date determined without regard to any extension of the Closing Date occurring hereunder as a result of an adjournment pursuant to this Agreement) or (y) a landlord estoppel certificate in lieu of a tenant estoppel certificate in substantially the same form attached hereto as Schedule 5.2(b)(2) (but based upon Seller's knowledge) and meeting the requirements of this Paragraph 5.2(b)(2) such estoppel certificate dated not earlier than thirty (30) days prior to the Closing Date (such date determined without regard to any extension of the Closing Date occurring hereunder as a result of an adjournment pursuant to this Agreement by Purchaser), and providing that the representations of the Seller, as landlord, in such landlord estoppel certificate shall survive Closing for 12 months.

(C) The obligation of Purchaser to consummate the transactions contemplated hereunder shall be contingent upon the tenant estoppel certificates or landlord estoppel certificates, as the case may be, delivered pursuant to this Paragraph 5.2(b)(2) not containing information which (x) if accurate would cause any of the representations or warranties made by Seller herein to be false or inaccurate in any material respect, (y) reflects a material breach by Seller of any of its covenants herein, or (z) with respect to information not disclosed to Purchaser prior to the expiration of the Due Diligence Period, which Purchaser has not approved pursuant to the terms hereof, causes there to be a material negative change in the amounts payable to the landlord under such Leases or reveals material obligations or liabilities upon the owner of the Property, each such certificate subject in all events to (a) non-material modification thereof (including qualifications to knowledge), (b) a tenant making note of items which constitute Permitted Encumbrances or items which Seller otherwise agrees to discharge, and (c) modifications to conform the same to the Leases or other information delivered to Purchaser during the Due Diligence Period, or, as permitted hereunder.

(D) Notwithstanding anything to the contrary, in the event that any tenant delivered an estoppel certificate prior to the expiration of the Due Diligence Period which did not conform to the form required hereunder, and Purchaser did not make a timely election to terminate this Agreement, then Seller shall have no obligation to provide any additional estoppel for such tenant at or before Closing.

(3) Seller shall have terminated its management contract(s) for the Property.

(4) Intentionally omitted.

(5) All other conditions to Purchaser's obligation to close hereunder provided for under this Agreement shall have been satisfied.

(c) Conditions to Seller's Obligations to Close. In addition to all other conditions set forth herein, the obligation of Seller to consummate the transactions contemplated hereunder shall be contingent upon the following:

(1) Subject to Paragraph 12.4 hereof, receipt by Seller of written consent (the "Partnership Consent") of the limited partners of the Investor Limited Partner of Seller (the "Limiteds") to the sale of the Property to Purchaser pursuant to the terms of this Agreement on or before March 13, 2006 (the "Consent Approval Date"). If the limited partners of the Investor Limited Partner of Seller do not consent to the transaction contemplated by this Agreement, Seller shall give prompt notice to Purchaser and this Agreement shall terminate. If Partnership Consent has not been obtained by the Consent Approval Date, Seller may elect to extend the

Consent Approval Date for up to two periods of thirty days each by giving written notice of such extension to Purchaser by not later than five business days prior to the then-current Consent Approval Date. Any extension of the Consent Approval Date will act as an extension of the Closing Date and the Outside Closing Date by the same number of days (without eliminating Purchaser's extension options pursuant to Paragraph 1.1(i)). If Seller does not obtain Partnership Consent by the Consent Approval Date (as extended), Seller may terminate this Agreement by written notice to Purchaser, upon which notice this Agreement shall terminate and the Earnest Money shall be returned to Purchaser; provided, however, that if Seller fails to give notice of termination within five (5) days after the Consent Approval Date, Seller shall be deemed to have elected not to have terminated this Agreement; provided further, however, that if the Seller is considering an Acquisition Proposal under Article 12 on the Consent Approval Date, then the Consent Approval Date shall be extended to the Limiteds Approval Date or Extended LP Approval Date (as defined in Paragraph 12.4.2 hereof), as applicable, and the Closing Date and the Outside Closing Date shall be concurrently extended by the same number of days (without eliminating Purchaser's extension options pursuant to Paragraph 1.1(i). Notwithstanding the foregoing, Seller may waive such condition by written notice to Purchaser at any time prior to the Closing Date, as same may be extended, in which event such approval shall not be a condition of the obligation of Seller to consummate the transaction contemplated by this Agreement. Solicitation of such consent may require filings with the U.S. Securities and Exchange Commission and other applicable regulatory requirements (together, "Consent Solicitation Materials"). Under no circumstances shall Seller, its General Partners, the Investor Limited Partner or any of their respective affiliates have any liability whatsoever to Purchaser or any of its affiliates on account of or in any way relating to or the sufficiency of any statement made or included, in the Consent Solicitation Materials or the omission of or failure to include any statement in the Consent Solicitation Materials.

(2) Receipt by Seller of certificates or other written evidence reasonably satisfactory to Seller, issued by HDC and dated as of the Closing Date, certifying that Seller and Seller's affiliates are not in default under the HDC Loan Documents.

(3) The release by Freddie of The Michaels Development Company, I, L.P., a New Jersey limited partnership, under that certain Exceptions to Non-Recourse Liability (Multistate), dated as of June 1, 2000. Archstone-Smith Operating Trust shall execute and deliver a replacement guaranty as of the Closing Date.

(d) Subject to the provisions of Paragraph 9.3 hereof relating to Agency Approval, so long as a party is not in default hereunder, if any condition to such party's obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date, such party may, in its sole discretion, either (i) terminate this Agreement by delivering written notice to the other party on or before the Closing Date, (ii) elect to extend the Closing until such condition is satisfied (subject to the limitations otherwise herein set forth), such extension(s) in all events not to extend the Closing Date beyond the Outside Closing Date (unless otherwise expressly agreed in writing by Seller and Purchaser), or (iii) elect to consummate the transaction, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. In the event such party elects to close, notwithstanding the nonsatisfaction of such condition, there shall be no liability on the part of the other party hereto for failure of such condition, or a breach of any representation, warranty or agreement contained in this Agreement.

5.3 Seller's Deliveries. On or before the Closing Date, Seller shall deliver the following:

(a) Deed. A bargain and sale deed without covenants against Grantor's acts in recordable form provided for under the law of the state where the Property is located, executed and acknowledged by Seller, conveying to Purchaser fee simple title to the Real Property, subject only to the Permitted Exceptions (the "Deed").

(b) Bill of Sale and Assignment of Leases and Contracts. A Bill of Sale and Assignment and Assumption of Leases and Contracts in the form of Exhibit 5.3(b) attached hereto (the "Assignment"), executed and acknowledged by Seller, vesting in Purchaser good title to the property described therein free of any claims, except for the Permitted Exceptions to the extent applicable.

(c) Transfer Tax Returns. Such returns and statements as are required in connection with New York State and New York City transfer taxes, together with payment of such taxes.

(d) FIRPTA. A Foreign Investment in Real Property Tax Act affidavit executed by Seller. If Seller fails to provide the necessary affidavit and/or documentation of exemption on the Closing Date, Purchaser may proceed with withholding provisions as provided by law.

(e) Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the Escrow Agent and the Title Company.

(f) Owner's Affidavit. An Affidavit of Title to the Title Company as to facts within Seller's actual knowledge to the extent reasonably and customarily required by the Title Company for the issuance of its title insurance policies to Purchaser or Purchaser's lenders.

(g) Tenant Estoppels. Tenant estoppel certificates as required pursuant to Paragraph 5.2(b)(2) hereof.

(h) HDC Assumption Documents. Such documents as HDC shall reasonably require to effect the assumption of the HDC Loan Documents (the "Assignment of Bond Documents") by Purchaser, executed by Seller (if required), on a form reasonably satisfactory to Seller and Purchaser, assigning to Purchaser all of Seller's rights (if any) and obligations under the HDC Loan Documents, including, without limitation, all of Seller's rights and interest in and to all reserve accounts, sinking fund accounts and all other accounts maintained under the terms of the HDC Loan Documents. Purchaser shall not be required to assume or undertake any liability or obligation for any violation or failure of performance of Seller or any prior owner of the Property under the terms of the HDC Loan Documents which occurred prior to the effective date of such Assignment of Bond Documents. Purchaser will agree to perform the obligations of Seller under the HDC Loan Documents (as the same may be modified as provided in Article 10 or with Purchaser's consent in connection with the transfer of the Property to Purchaser) arising from and after the effective date of such Assignment of Bond Documents.

(i) Freddie Assumption Documents. Such documents as Freddie shall reasonably require to effect the assumption of the Freddie Documents (the "Assignment of Freddie Documents") by Purchaser, executed by Seller (if required), on a form reasonably satisfactory to Seller and Purchaser, assigning to Purchaser all of Seller's rights (if any) and obligations under the Freddie Documents, including, without limitation, all of Seller's rights and interest in and to all reserve accounts, sinking fund accounts and all other accounts maintained under the terms of the Freddie Documents. Purchaser shall not be required to assume or undertake any liability or obligation for any violation or failure of performance of Seller or any prior owner of the Property under the terms of the Freddie Documents which occurred prior to the effective date of such

Assignment of Freddie Documents. Purchaser will agree to perform the obligations of Seller under the Freddie Documents (as the same may be modified as provided in Article 10 or with Purchaser's consent in connection with the transfer of the Property to Purchaser) arising from and after the effective date of such Assignment of Freddie Documents.

(j) Additional Documents. Any additional documents that Purchaser, Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.

5.4 Purchaser's Deliveries. Except as set forth below, on or prior to the Closing Date, Purchaser shall deliver the following:

(a) Purchase Price. On or before the Closing Date, the Purchase Price, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations, in immediate, same-day federal funds wired for credit into the Escrow Agent's escrow account;

(b) Bill of Sale and Assignment of Leases and Contracts. The Assignment, executed by Purchaser;

(c) State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property; and

(d) Assignment of Bond Documents. The Assignment of Bond Documents, executed by Purchaser;

(e) Assignment of Freddie Documents. The Assignment of Freddie Documents, executed by Purchaser;

(f) Additional Documents. Any additional documents that Seller, Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.

5.5 Closing Statements. On the Closing Date, Seller and Purchaser shall deposit with the Escrow Agent executed closing statements consistent with this Agreement in the form required by the Escrow Agent. Seller and Purchaser shall attempt, in good faith, to agree to a closing statement by the business day prior to the Closing Date.

5.6 Intentionally omitted.

5.7 Possession. Seller shall deliver possession of the Property to Purchaser at the Closing subject only to the Permitted Exceptions.

5.8 Delivery of Books and Records. Immediately after the Closing, Seller shall deliver to the Property to the extent in Seller's possession or control, the original (or copies if originals cannot be located) current Leases; copies or originals of all books and records of account, contracts, copies of correspondence with tenants and suppliers, receipts for current security deposits; all advertising materials, booklets, keys and other items, if any, used in the operation of the Property; and, if in Seller's possession or control, the original "as-built" plans and specifications and all other available plans and specifications; provided, however, that unless Purchaser shall otherwise request (in which event Seller shall provide such materials as may be requested and are in its possession and/or control), Seller's obligations hereunder shall be limited to (x) all lease files, filings and correspondence for or concerning tenants, and records, documents, correspondence and plans of or concerning the construction of the Building, and (y) current

(i.e. dated within and including the current year in which Closing occurs and the two (2) preceding years) books and records, correspondence and other papers and documents which Purchaser shall request in connection with Closing and which are in Seller's possession or control. Further, if Seller intends to dispose of any of its books and records, correspondence or other papers and documents regarding the Property, its operation, management or physical condition, Seller agrees it will first offer such materials to Purchaser and, if Purchaser notifies Seller that Purchaser desires to retain the same, shall deliver same to Purchaser, at Purchaser's cost. The provisions of this Paragraph 5.8 shall survive for ninety (90) days from the Closing.

5.9 Notice to Tenants. Seller and Purchaser shall deliver to each tenant immediately after the Closing a notice regarding the sale in substantially the form Exhibit 5.9 attached hereto, or such other form as may be required by applicable state law.

ARTICLE 6: PRORATIONS

6.1 Prorations. The items in this Paragraph 6.1 shall be prorated between Seller and Purchaser as of the close of the day immediately preceding the Closing Date, the Closing Date being a day of income and expense to Purchaser:

(a) Taxes and Assessments. Seller shall receive a credit for any paid real estate taxes and assessments (including without limitation any assessments imposed by private covenant, "Taxes") applicable to any period on or after the Closing Date. If the amount of any Taxes has not been determined as of Closing, such credit shall be based on 110 percent of the most recent ascertainable Taxes and shall be reprorated upon issuance of the final tax bill. Purchaser shall receive a credit for any special assessments which are levied or charged against the Property for the period prior to the Closing Date unless payable in installments in which event such assessment shall be prorated.

(b) Collected Rent. All collected rent and other income (and any applicable state or local tax on rent) under Leases in effect on the Closing Date. Seller shall be charged with any rentals collected by Seller before Closing but applicable to any period of time after Closing. Uncollected rent and other income shall not be prorated. If any tenant is in arrears in the payment of rent on the Closing Date, rents received from such tenant after the Closing shall be applied (a) first to all rent due and owing for the month in which such rent is collected, (b) second to all rent due and owing for the month in which the Closing occurs, adjusted as set forth herein, (c) third to the month after the Closing occurred (if not covered by clause (a), (d) fourth to the month prior to the month in which the Closing occurred, and (e) thereafter to any other months following the Closing not covered by clauses (a) and (c); provided, however, that if Purchaser has applied all rent received to sums due to Purchaser for the period after Closing, then any remaining sums shall be remitted to Seller. With respect to non-residential Tenants, Seller may through Closing collect any additional rent (including percentage rent, utility charges, electric charges, escalation charges for taxes, labor, operating expenses, common area charges, insurance, and escalations in rent based upon indexes such as CPI, porter's wage, or other wages, etc.) which is due and payable prior to the Closing Date but which apply to periods beyond the Closing Date, and there shall be a pro rata adjustment and credit given to Purchaser for such period. If such charges have not been billed, or if billed, have not been collected by Seller as of the Closing, then, when the amount of such additional rent is determined and to the extent collected by Purchaser from such tenants, less, if applicable, the reasonable out-of-pocket costs incurred by Purchaser in collecting the same or conducting such audit, Purchaser will remit to Seller a fraction thereof, the denominator of which shall be the number of months (or part thereof) in the period covered by the bill and the numerator of which shall be the number of months (or part thereof) in the particular billing period

for which such items have been paid that shall have elapsed from the commencement of such billing period to and including the Adjustment Date. With respect to percentage rent, Purchaser shall have no obligation to conduct an audit of any tenant's records with respect to percentage rent for periods preceding the Closing (except as may be required pursuant to the provisions of any such tenant's Lease), but Purchaser agrees that if it conducts such an audit on its behalf with respect to any lease year of such tenant in which the Adjustment Date falls or with respect to any prior year, then such audit shall include such portion of such tenant's lease year as precedes the Closing Date and that Purchaser shall furnish a copy of such audit to Seller. At the Closing, to the extent that actual amounts are not available, the parties shall make apportionments under this Section based upon Seller's reasonable estimate of the relevant amounts, such estimated amounts to be adjusted after Closing when the actual amounts are determined. All rents and monies to which Seller or Purchaser, as applicable, shall be entitled under this Paragraph 6.1(b) shall be received and held in trust by Purchaser or Seller and promptly delivered to Seller or Purchaser, as applicable, after deducting the proportionate share of any reasonable attorneys' fees, costs and expenses of collection thereof. With respect to non-residential tenants, within a reasonable time after Purchaser has made its calculations of the final tax or cost reimbursement or escalation payments in respect of the pertinent fiscal periods and prior to billing such tenants therefor, Purchaser shall prepare and submit to Seller a final calculation of the amounts and other items to be apportioned pursuant to this Agreement as of the Closing Date, together with a copy of this paragraph (the "Final Report"). Seller shall raise any objections it has to the Final Report within sixty (60) days after Seller's receipt of the Final Report by written notice to Purchaser given within said sixty (60) day period and stating in reasonable detail Seller's objections, and Purchaser shall allow Seller and its authorized representatives reasonable access during business hours to its books and records pertinent to the Property to permit Seller to review the Final Report and to ascertain its accuracy. If Seller shall raise any objections to the Final Report as provided above, then Seller and Purchaser shall meet within ten (10) days after submission of Seller's notice thereof and attempt to resolve such objections. If any objections are not resolved within said ten (10) day period, such objections may thereafter be submitted by either party to the American Arbitration Association for determination. Such determination shall be final and conclusive on the parties and judgment may be entered thereon in any court of competent jurisdiction. The rules of the American Arbitration Association applicable to commercial arbitrations shall apply to any such arbitration. The Final Report shall be deemed amended by agreement of the parties or determination of such firm, and, within ten (10) days after such agreement or determination (or, if Seller raises no objections to the Final Report, the expiration of the sixty (60) day objection period), Purchaser shall bill such non-residential tenants therefor. Thereafter, Seller promptly shall pay to Purchaser, or Purchaser shall pay to Seller, promptly upon collection, as the case may be, the amount determined to be due from such party to the other in accordance with this Section based upon the Final Report, as the same may have been amended. If a determination is required, the parties shall bear the fees and expenses of the firm handling such determination equally.

To the extent that any non-residential tenant pursuant to a right contained in its Lease conducts an audit in respect of any rent or other charges, for an accounting period that expired prior to the Closing Date, or otherwise becomes entitled to a refund or rent or other charges with respect to a period prior to the Closing Date, Seller shall be liable for any refunds due to such tenant or be the recipient of any additional payments due by such tenant as the result of such audit. The results of any such audit for any other accounting period shall be apportioned in the same manner as rent. Audits for accounting periods that expire prior to the Closing Date shall be settled by Seller in accordance with the applicable existing Lease, subject to Purchaser's approval, which approval shall not be unreasonably withheld, delayed or conditioned; provided, however, that Purchaser's consent to any such settlement shall not be required if the tenant as part of such settlement agrees in a writing reasonably satisfactory to Purchaser in form and substance that such settlement shall

not be binding on the landlord in calculating similar amounts for periods after Closing and tenant will not introduce any such settlement in challenging amounts due in any such subsequent year. Audits for accounting periods prior to the Closing Date but extending after the Closing Date shall be settled by Purchaser in accordance with the applicable existing Lease, but Purchaser shall provide Seller from time to time with information as to the status of such negotiations and notice of any proceedings in connection therewith. Seller shall have the right to approve all matters to be approved by the landlord under the applicable existing Lease in connection therewith relating to the period prior to the Closing Date, which approval shall not be unreasonably withheld, delayed or conditioned.

Upon and following the Closing, Seller shall not have the right to seek collection of any unpaid rent delinquent for any period prior to the Closing unless (1) the tenant has vacated the premises under the lease before Closing and the lease is not assigned to Purchaser, or (2) the related Lease has been terminated and the tenant thereunder has vacated its premises. Notwithstanding the foregoing sentence, however, with respect to any court proceeding commenced by Seller prior to Closing in the ordinary course of business for collection of rent payable by any residential tenant for periods prior to Closing, and subject to the other provisions of this paragraph, such rent collection proceeding shall continue under Seller's direction after Closing and Purchaser shall cooperate with Seller in connection therewith. From and after Closing, Purchaser agrees to bill each tenant in occupancy or as to which the Lease has not been terminated owing rent for periods prior to the Closing Date, Purchaser shall use commercially reasonable efforts consistent with Purchaser's normal practices to collect such rents, and the provisions of this Paragraph 6.1(b) shall continue to apply thereto; provided, however, that Purchaser shall have no obligation to engage any collection agency or to commence any actions or proceedings to collect any such past due rent or to terminate any Lease; and provided further, however, that if Purchaser shall commence any actions or proceedings against such tenant to collect any past due rent or to terminate its Lease, Purchaser shall include any past due rent owed to Seller in its claim and shall not settle any claim for past due rent owed Seller without Seller's prior written consent. The provisions of this Paragraph (b) shall survive the Closing.

(c) Utilities. Utilities, including water, sewer, electric, and gas, based upon the last reading of meters prior to the Closing. Seller shall endeavor to obtain meter readings on the day before the Closing Date, and if such readings are obtained, there shall be no proration of such items. To the extent available, Seller shall pay at Closing the bills therefor for the period to the day preceding the Closing, and Purchaser shall pay the bills therefor for the period subsequent thereto. If the utility company will not issue separate bills, Purchaser will receive a credit against the Purchase Price for Seller's portion and will pay the entire bill prior to delinquency after Closing. If Seller has paid any utilities no more than 30 days in advance in the ordinary course of business, then Purchaser shall be charged its portion of such payment at Closing.

(d) Leasing Commissions; Tenant Improvements. Subject to the provisions in the last sentence of this Paragraph 6.1(d), on or before the Closing Date, Seller shall pay in full all leasing commissions and locator's and finder's fees due to leasing or other agents for each Lease entered into prior to the Closing Date unless the same shall be payable in installments or shall not be due and payable until after the Closing Date in connection with commercial leases to be assigned to Purchaser in which event Purchaser shall pay such leasing commissions for the period from and after Closing with a proration for the month in which Closing occurs and any other month(s) for which Seller has or is entitled to receive rent for such tenant. At Closing, the unamortized cost of leasehold improvements paid by Seller with respect to commercial leases, if any, and leasing commissions and locator's and finder's fees paid by Seller in connection with any commercial leases shall be equitably adjusted between Purchaser and Seller based upon the term of any such Lease and the remaining months thereunder.

(e) Fees and Charges Under Service Contracts and Permits. Fees and charges under such of the Service Contracts as are being assigned to and assumed by Purchaser at the Closing, and fees for all Permits, on the basis of the periods to which such Service Contracts and Permits relate.

(f) HDC Loan. Purchaser shall pay all costs and transfer fees payable to HDC or Freddie, including reasonable attorneys' fees of each, in connection with the assumption by Purchaser of the HDC Loan. All interest and other amounts payable under the HDC Loan Documents shall be apportioned between the parties for the month in which the Closing occurs provided that Purchaser shall be responsible for any legal fees and disbursements of counsel to HDC to the extent set forth in the HDC Loan Documents and Seller shall have no responsibility for such fees or disbursements or any transfer fees payable in connection with the Agency Approval. Notwithstanding the foregoing, Seller shall be responsible for any costs and attorneys' fees it incurs, or which HDC or Freddie may charge, to obtain the release of Seller under the HDC Loan Documents and/or the Freddie Documents.

(g) Reserve Accounts; Sinking Fund Accounts; Other Accounts. If the same are not otherwise returned to Seller, and are received by, or credited to Purchaser, or shall be available for use of the Property or under the HDC Loan Documents, Purchaser shall pay to Seller at Closing, in addition to the Purchase Price, an amount equal to the amount in all reserve accounts, sinking fund accounts and all other accounts maintained under the terms of the HDC Loan Documents and assigned to Purchaser pursuant to the Assignment of Bond Documents.

(h) The rebate payment (as determined in accordance with this paragraph (h), the "Anticipated Rebate"), if any, which is anticipated to become due to the Internal Revenue Service in connection with the Bonds, to the extent that such payment includes any period prior to the Closing Date, shall be payable to Purchaser by Seller at Closing (or, at Seller's option, credited against the Purchase Price). Seller and Purchaser hereby agree to reasonably cooperate in determining the Anticipated Rebate; provided, however, that if Seller and Purchaser are unable to reasonably agree upon the Anticipated Rebate within fifteen (15) days after the granting of the Agency Approval, Purchaser and Seller shall employ a third party consultant or ask the Issuer (the costs of which shall be shared equally by Seller and Purchaser) to establish the reasonably estimated amount thereof, which amount shall be the basis of the apportionment under this paragraph (h). If Seller and Purchaser shall determine and apportion the Anticipated Rebate in accordance with this paragraph (h) and an actual bill therefor shall be rendered subsequent to the Closing Date in an amount either at least ten percent (10%) greater or at least ten percent (10%) less than such Anticipated Rebate, there shall be a re-proration between Seller and Purchaser based on the actual rebate payment due, with the net credit resulting from such re-proration being payable to the appropriate party. If the actual bill is in an amount not more than ten percent (10%) greater and not more than ten percent (10%) less than the Anticipated Rebate, there shall be no re-proration after the Closing.

6.2 Final Adjustment After Closing. In the event that final bills are not available or cannot be issued prior to Closing for any item being prorated under Paragraph 6.1, then Purchaser and Seller agree to allocate such items on a fair and equitable basis and as soon as such bills are available, final adjustment to be made as soon as reasonably possible after the Closing. Payments in connection with the final adjustment shall be due within 30 days of written notice.

6.3 Tenant Deposits. All tenant security deposits (and interest thereon if required by law or contract to be earned thereon) shall be transferred or credited to Purchaser at Closing. As of the Closing, Purchaser shall assume Seller's obligations related to tenant security deposits, but only to the extent they are properly credited and transferred to Purchaser. Seller and Purchaser shall deliver any required notice

to tenants regarding the transfer of security deposits to Purchaser. Purchaser shall indemnify and save Seller harmless from any obligations under this Paragraph 6.3 from and after Closing with respect to tenant security deposits transferred or credited to Purchaser. This foregoing indemnity shall survive the Closing.

6.4 Utility Deposits. Seller shall receive a credit for the amount of deposits, if any, with utility companies that are transferable and that are assigned to Purchaser at the Closing.

6.5 Sales, Transfer, and Documentary Taxes. Except as otherwise provided in this Agreement, Seller shall pay all transfer taxes and fees imposed in connection with this transaction under applicable state or local law, except, however, Purchaser shall pay at Closing any sales taxes due in connection with this transaction.

6.6 Wages. Seller shall pay the wages, and the employment taxes and fringe benefits applicable thereto, payable to employees of Seller as of the Closing Date.

6.7 Commissions. Seller and Purchaser represent and warrant each to the other that they have not dealt with any real estate broker, sales person or finder in connection with this transaction. In the event of any claim for broker's or finder's fees or commissions in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated hereby, each party shall indemnify and hold harmless the other party from and against any such claim based upon any statement, representation or agreement of such party.

6.8 Capital Improvements. Any capital improvements made to the Property by Seller after the Date of this Agreement shall be prorated at Closing based upon the useful lives of such improvements determined in accordance with generally accepted accounting principles.

ARTICLE 7: REPRESENTATIONS AND WARRANTIES

7.1 Seller's Representations and Warranties. As a material inducement to Purchaser to execute this Agreement and consummate this transaction, Seller represents and warrants to Purchaser that:

(a) Organization and Authority. Seller has been duly organized, is validly existing, and is in good standing as a limited partnership of the State of New York. Seller is in good standing and is qualified to do business in the state where the Property is located. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.

(b) Conflicts and Pending Actions or Proceedings. There is no agreement to which Seller is a party or, to Seller's knowledge, binding on Seller which is in conflict with this Agreement. Except as set forth on Exhibit 7.1(b) attached hereto, there is no action or proceeding pending or, to Seller's actual knowledge, threatened against Seller or relating to the Property, including, without limitation, any condemnation proceedings or actions under the Fair Housing Act, which challenges or impairs Seller's ability to execute or perform its obligations under this Agreement.

(c) Intentionally omitted.

(d) Rent Roll. All information set forth in any Rent Roll delivered to Purchaser shall be true, correct and complete in all material respects as of its date. Except as disclosed in writing in the Property Information and with respect to a lease of the former "Blockbuster" space, if any is entered into in compliance with the terms and conditions of this Agreement (including without limitation, Paragraph 4.1(e)(2) hereof), there are no leasing or other commissions due, nor will any become due, in connection with any Lease, and no understanding or agreement with any party exists as to payment of any leasing commissions or fees regarding future leases or as to the procuring of tenants. To Seller's knowledge, except as disclosed in the Property Information, no tenants have asserted nor are there any defenses or offsets to rent accruing after the Closing Date and no default or breach exists on the part of any tenant. Seller has not received any notice of any default or breach on the part of the landlord under any Lease, nor, to the best of Seller's knowledge, does there exist any such default or breach on the part of the landlord.

(e) Service Contracts. The list of Service Contracts to be delivered to Purchaser pursuant to this Agreement will be true, correct, and complete as of the date of its delivery. Neither Seller nor, to Seller's knowledge, any other party is in default under any Service Contract.

(f) Operating Statements. The Operating Statements to be delivered to Purchaser pursuant to this Agreement will show all items of income and expense incurred in connection with Seller's operation and management of the Property for the periods indicated and will be true, correct, and complete in all material respects.

(g) Notice of Violations or Defects. Except for matters identified on Exhibit 7.1(g), Seller has received no written notice: that the Property or the use thereof violates any governmental law or regulation or any covenants or restrictions encumbering the Property; of any material physical defect in the Improvements; or from any insurance company or underwriter of any defect that would materially adversely affect the insurability of the Property or cause an increase in insurance premiums.

(h) Environmental. Seller has received no written notice of any violation of Environmental Laws related to the Property or the presence or release of Hazardous Materials on or from the Property except as disclosed in the Property Information. The term "Environmental Laws" includes without limitation the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal laws governing the environment as in effect on the date of this Agreement together with their implementing regulations and guidelines as of the date of this Agreement, and all state, regional, county, municipal and other local laws, regulations and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials. The term "Hazardous Materials" includes petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquified natural gas, or synthetic gas usable for fuel (or mixtures of natural gas or such synthetic gas), asbestos and asbestos containing materials and any substance, material waste, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Law.

(i) Utilities. To Seller's actual knowledge, all water, sewer, gas, electric, telephone, and drainage facilities, and other utilities required by law for the operation of the Property are installed to the property line and are connected with valid permits, and are adequate to serve the Property for its current use and to permit compliance with all requirements of law and the Leases. All permits and connection fees are fully paid and to Seller's actual knowledge no action is necessary on the part of Purchaser to transfer such permits to it. All utilities serving the Property

enter it through currently effective public or private easements. To Seller's knowledge, no fact or condition exists which would result in the termination of such utilities services to the Property.

(j) Independent Unit. To Seller's actual knowledge, the Property is an independent unit which does not now rely on any facilities (other than facilities covered by Permitted Exceptions or facilities of municipalities or public utilities) located on any property that is not part of the Property to fulfill any municipal or other governmental requirement, or for the furnishing to the Property of any essential building systems or utilities (including drainage facilities, catch basins, and retention ponds). No other building or other property that is not part of the Property relies upon any part of the Property to fulfill any municipal or other governmental requirement, or to provide any essential building systems or utilities.

(k) FIRPTA. Seller is not a "foreign person" or "foreign corporation" as those terms are defined in the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(l) Litigation. Except for the matters identified on Exhibit 7.1(l), there is no action, suit, litigation, hearing or administrative proceeding pending against Seller and the Property or, to Seller's actual knowledge, threatened in writing against Seller and relating to the Property, including without limitation, any condemnation or eminent domain proceedings or actions under the Fair Housing Act, (1) which challenges or impairs Seller's ability to execute or perform its obligations under this Agreement or (2) which is not or would not be covered by insurance or which would have a material adverse effect on the use or operation of the Property or upon Seller's right, title or interest in the Property or upon Seller's power or authority to convey the same as required hereunder.

(m) Collective Bargaining Agreements. There are no collective bargaining or other employment agreements to which Seller is a party and relating to the Property. Seller has not received notice of default under any purported agreement.

(n) Employees. Attached hereto as Exhibit 4.4 is a true and complete list of all persons employed by Seller at the Property.

(o) Bond Documents. Exhibit 7.1(o) is a true, correct and complete list of the documents evidencing and/or securing the HDC Loan (collectively, the "HDC Loan Documents") and the obligations of Seller to Freddie (the "Freddie Documents"). Seller has delivered or made available to Purchaser true and complete copies of all HDC Loan Documents and Freddie Documents set forth on Exhibit 7.1(o). The HDC Loan Documents and the Freddie Documents are in full force and effect. Seller is in compliance in all material respects with the material terms and conditions contained in the HDC Loan Documents, the Freddie Documents, the Deed and the LDA (as such terms are defined hereinafter). Seller has received no written notice of default under, nor does Seller have knowledge of, any default under any of the HDC Loan Documents, the Freddie Documents, the Deed or the LDA.

(p) Intentionally omitted.

(q) Purchase Options. There are no purchase options, rights of first offer, rights of first refusal or other similar agreements in force or effect with respect to the transfer of the Property.

(r) Assessments. Seller has no knowledge of the imposition of any special assessments relating to the Property.

(s) Interest on Bonds. To Seller's knowledge, prior to the date hereof Seller has not taken any action, or failed to take any action, or made any use of the Property, in a way which would adversely affect the exclusion of interest on the bonds issued pursuant to the HDC Loan Documents (collectively, the "Bonds") from federal income taxation under the Internal Revenue Code and regulations thereunder.

(t) Principal Balance of HDC Bonds. To Seller's actual knowledge, the unpaid principal balance under the Bonds is $24,200,000.00 as of December 1, 2005.

(u) Security Deposits. Exhibit 7.1(u) is a true, correct and complete list of security deposits and letters of credit currently held by Seller under the Leases in effect as of the date hereof and the form in which held. Seller has made available to Purchaser a true and complete copy of any non-cash security deposit and represents and warrants that Seller has not previously assigned or transferred (other than pursuant to the HDC Loan Documents) any security deposit. Seller has held and administered all such security deposits in conformity in all material respects with legal requirements.

(v) Residential Leases. Seller has entered into residential leases at the Property which to Seller's actual knowledge do not exceed the rents that are permitted under applicable legal requirements and has, to the extent and in the manner required by applicable legal requirements, prepared, filed and served all required registration statements for each apartment and Multiple Dwelling Registration form. Seller has not collected any sum of money from any residential tenant as an inducement to lease an apartment to them or for any reason customarily known as "key money". There have been no material reductions in the building and apartment services provided by Seller at the Property, and Seller has no actual knowledge of any breach or violation of the terms, conditions and/or requirements of the HDC Loan Documents, including without limitation, the Regulatory Agreement and Mortgage, pertaining to provision of services to or for the residential tenants at the Property.

(w) Compliance with International Trade Control Laws and OFAC Regulations. Seller (without reference to its constituent entities) is not now nor shall it be at any time prior to or at the Closing an individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity (collectively, a "Person") named in any executive orders or lists published by the Office of Foreign Assets Control, Department of the Treasury ("OFAC") as Persons with whom a United States Citizen ("U.S. Person") may not transact business or must limit their interactions to types approved by OFAC ("Specially Designated Nationals and Blocked Persons").

(x) Anti-Money Laundering Laws. To Seller's actual knowledge, without any duty of investigation, Seller: (i) is not under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti Money Laundering Laws (as hereinafter defined in this Section); (ii) has not been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (iii) has not had any of its funds seized or forfeited in any action under any Anti Money Laundering Laws. For purposes of this Subsection (i), the term "Anti-Money Laundering Laws" shall mean all applicable laws, regulations and sanctions, state and federal, criminal and civil, that: (w) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (x) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (y) require

identification and documentation of the parties with whom a financial institution conducts business; or (z) are designed to disrupt the flow of funds to terrorist organizations.

(y) "To Seller's knowledge" "to Seller's actual knowledge" or similar words used in this Agreement shall mean to the actual knowledge of William L. Gorodetzer.

7.2 Purchaser's Representations and Warranties. As a material inducement to Seller to execute this Agreement and consummate this transaction, Purchaser represents and warrants to Seller that:

(a) Organization and Authority. Purchaser has been duly organized and is validly existing as a real estate investment trust, in good standing in the State of Maryland and will be qualified to do business in the state in which the Real Property is located on the Closing Date. Subject only to obtaining certain internal approvals on or before the expiration of the Due Diligence Period, which Purchaser covenants to obtain before the expiration of the Due Diligence Period unless Purchaser terminates this Agreement during the Due Diligence Period, Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

(b) Conflicts and Pending Action. There is no agreement to which Purchaser is a party or to Purchaser's knowledge binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser's knowledge, threatened against Purchaser which challenges or impairs Purchaser's ability to execute or perform its obligations under this Agreement.

(c) Compliance with International Trade Control Laws and OFAC Regulations. Purchaser (without reference to its constituent entities) is not now nor shall it be at any time prior to or at the Closing a Person named in any executive orders or lists published by OFAC as a Specially Designated National and Blocked Person. .

(d) Anti-Money Laundering Laws. To Purchaser's actual knowledge, without any duty of investigation, Purchaser: (i) is not under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti Money Laundering Laws (as hereinafter defined in this Section); (ii) has not been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (iii) has not had any of its funds seized or forfeited in any action under any Anti Money Laundering Laws.

7.3 No Survival of Representations and Warranties. The representations and warranties set forth in this Article 7 are made as of the Date of this Agreement and are remade as of the Closing Date, but shall be deemed to be merged into or waived by the instruments of Closing and shall not survive the Closing. If any material representation or warranty made by Seller is materially untrue on the Closing Date and Purchaser has actual knowledge that such representation or warranty is untrue on or prior to the Closing Date, Purchaser, as its sole and exclusive remedy, may elect to (i) terminate this Agreement on or before the Closing Date in which event the Deposit shall be returned to Purchaser and neither party shall have any further rights or obligations under this Agreement, or (ii) close without reduction in the Purchase Price; provided, however, that Purchaser may not terminate this Agreement solely because any

representations and warranties of Seller shall not be true and correct as of the Closing Date unless such failure will have a material and adverse effect upon (y) Seller's ability to convey title and possession of the Property, or (z) the value of the Property. In the event of a Seller Default (hereinafter defined) or if any material representation or warranty known to Purchaser is materially untrue on or prior to the Closing Date, Purchaser shall deliver notice thereof to Seller and in all events Seller, at Seller's election, shall have a reasonable time to cure such misrepresentation, warranty or Seller Default and the Closing Date shall be adjourned for such period, not to exceed sixty (60) days.

7.4 No Damages For Breach of Representations and Warranties. **Notwithstanding anything in this Agreement to the contrary, except as provided in Paragraphs 8.1 and 12.4.3 hereof, in no event shall Seller be liable to Purchaser for, and Purchaser shall not be entitled to, damages or costs of any kind or nature as a result of a breach by Seller of any warranty, representation or agreement contained in this Agreement.**

7.5 Notice to Seller of Misrepresentation. If Purchaser shall have actual knowledge that any representation of Seller hereunder is untrue, as of the date made or deemed to have been re-made, Purchaser shall notify Seller of same in writing promptly after discovery by Purchaser, and Purchaser's failure so to notify Seller shall be deemed to constitute Purchaser's waiver of same as a condition to Closing (it being agreed by Seller that Purchaser shall not be or be deemed to be in default under this Agreement for failing to give such notice).

ARTICLE 8: DEFAULT AND REMEDIES

8.1 Seller's Default. If the Closing does not occur as a result of any of Seller's material representations or warranties contained in this Agreement being materially untrue as of the Closing Date (other than as a result of any matters or events occurring between the date hereof and the Closing which does not result from any default by Seller of any covenant contained in this Agreement), or if Seller shall have failed or refused to perform any of the material covenants or other agreements contained herein which are to be performed by Seller on or before the Closing (each event referred to in the foregoing provisions of this sentence is referred to herein as a "Seller Default"), Purchaser may, as its sole and exclusive remedies, (A) terminate this Agreement by giving written notice of such termination to Seller, and thereupon the Earnest Money shall be refunded to Purchaser and the parties shall have no further liability to each other hereunder (except those obligations expressly provided herein to survive the termination of this Agreement), or (B) close the transaction which is the subject of this Agreement without abatement to or reduction of the Purchase Price, or (C) in the event of a willful refusal of Seller to complete Closing hereunder, seek to enforce the delivery of the Deed by Seller to Purchaser for the Property by maintaining an action for specific performance of this Agreement. The remedies specified in the foregoing clauses (A), (B) and (C) shall be in lieu of any other rights or remedies of Purchaser, including, without limitation, any right or claim for damages; provided, however, that if Seller takes any action that would preclude the remedy of specific performance being available to Purchaser (e.g., by selling the Property to a third party contrary to the provisions of Article 12 hereof or voluntarily encumbering the Property in such a manner as to materially diminish its value), then Purchaser may pursue any action for damages not to exceed $5,000,000 in the aggregate. Purchaser shall be deemed to have elected to terminate this Agreement in accordance with clause (A) above if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located on or before thirty (30) days following the date upon which the Closing is scheduled to have occurred as set forth herein (as same may be adjourned as provided herein or by mutual agreement of the parties). If, as of the Closing Date, Purchaser has actual knowledge of any Seller Default and Purchaser elects to close the transaction which is the subject of this Agreement in accordance with clause (B) above or otherwise, then Purchaser shall be deemed to have waived any rights of Purchaser in regard to such Seller Default.

8.2 Intentionally omitted.

8.3 Purchaser's Default. If this transaction fails to close due to the default of Purchaser, then Seller's sole remedy in such event shall be to terminate this Agreement and to retain the Earnest Money as liquidated damages, Seller waiving all other rights or remedies in the event of such default by Purchaser. The parties acknowledge that Seller's actual damages in the event of a default by Purchaser under this Agreement will be difficult to ascertain, and that such liquidated damages represent the parties' best estimate of such damages.

8.4 Notice of Default. Except for Purchaser's failure to close on or before the Outside Closing Date, neither party shall have the right to declare a default by the other party and terminate this Agreement because of a failure by such other party to perform under the terms of this Agreement unless the other party shall fail to cure such failure to perform within three (3) business days after its receipt of written notice of such failure to perform provided, that if such default cannot be cured within such three day period, and if such party has commenced cure and is, and only so long as it continues to, in good faith, diligently prosecute such cure, such defaulting party shall, subject to the Outside Closing Date, be provided a reasonable time not to exceed sixty (60) days to effect such cure.

8.5 Other Expenses. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees due to the Escrow Agent for holding the Earnest Money and any fees due to the Title Company for cancellation of the Title Commitment.

8.6 Survival of Obligations. Notwithstanding any term, provision or condition contained in this Agreement to the contrary, it is the intention of the parties that no representation, warranty or obligation of Seller relating to the subject matter of this Agreement shall survive Closing unless this Agreement expressly states that the obligation shall survive closing or unless contained in a separate writing signed by Seller expressly stating the obligations contained therein are intended to survive Closing.

8.7 **Except as contemplated in Paragraph 8.1 and Article 12, in no event shall Seller, its affiliates or its partners have any liability for the payment of money damages to Purchaser or any of its affiliates.**

ARTICLE 9: EARNEST MONEY PROVISIONS

9.1 Investment and Use of Funds. The Escrow Agent shall invest the Earnest Money as directed by Purchaser and Seller, or if the parties are unable to agree, in an interest-bearing account at a federally chartered banking institution located in the City of New York and having assets in excess of $2.5 billion, shall not commingle the Earnest Money with any funds of the Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made. Any interest accrued on the Earnest Money shall be delivered with the Earnest Money to the party entitled to the Earnest Money hereunder. If the Closing under this Agreement occurs, the Escrow Agent shall deliver the Earnest Money to, or upon the instructions of, Purchaser on the Closing Date. Provided such supplemental escrow instructions are not in conflict with this Agreement as it may be amended in writing from time to time, Seller and Purchaser agree to execute such supplemental escrow instructions as may be appropriate to enable Escrow Agent to comply with the terms of this Agreement.

9.2 Termination Before Expiration of Due Diligence Period. If Purchaser elects to terminate the Agreement pursuant to Paragraph 2.2 hereof, Escrow Agent shall pay the entire Earnest Money to Purchaser within two (2) business days following receipt of the Due Diligence Termination Notice from Purchaser (as long as the current investment can be liquidated in one day). A copy of the Due Diligence Termination Notice shall be simultaneously delivered by Purchaser to Seller. No further notice to Escrow

Agent from Seller or Purchaser shall be required for the release of the Earnest Money by Escrow Agent pursuant to this Paragraph 9.2. The Earnest Money shall be released and delivered to Purchaser from Escrow Agent upon Escrow Agent's timely receipt of the Due Diligence Termination Notice, despite any objection or potential objection by Seller. Seller, prior to the end of the Due Diligence Period, time being of the essence, agrees it shall have no right to bring any action against Escrow Agent which would have the effect of delaying, preventing, or in any way interrupting Escrow Agent's delivery of the Earnest Money pursuant to this paragraph, any remedy being against the other party, not Escrow Agent, provided that Escrow Agent receives the Due Diligence Termination Notice prior to the end of the Due Diligence Period time being of the essence.

9.3 Other Terminations. (a) Except as provided in Paragraph 9.3(b), upon a termination of this Agreement other than as described in Paragraph 9.2 hereof, either party to this Agreement (the "Terminating Party") may give written notice to the Escrow Agent and the other party (the "Non-Terminating Party") of such termination and the reason for such termination. Such request shall also constitute a request for the release of the Earnest Money to the Terminating Party. The Non-Terminating Party shall then have five business days in which to object in writing to the release of the Earnest Money to the Terminating Party. If the Non-Terminating Party provides such an objection, then the Escrow Agent shall retain the Earnest Money until it receives written instructions executed by both Seller and Purchaser as to the disposition and disbursement of the Earnest Money, or until ordered by final court order, decree or judgment, which is not subject to appeal, to deliver the Earnest Money to a particular party, in which event the Earnest Money shall be delivered in accordance with such notice, instruction, order, decree or judgment.

(b) Notwithstanding anything in this Agreement to the contrary, if Purchaser terminates this Agreement pursuant to Paragraph 10.3 hereof because Agency Approval is (i) denied or (ii) because Agency Approval is granted but conditioned on terms reasonably unacceptable to Purchaser or (iii) if Agency Approval is neither granted nor denied by the Outside Closing Date, the Earnest Money Deposit shall in all such events be delivered by Escrow Agent to Seller, it being the intent of Purchaser and Seller that the risk of obtaining Agency Approval is assumed solely by Purchaser.

9.4 Interpleader. Except as provided in Paragraph 9.2 above, Seller and Purchaser mutually agree that in the event of any controversy regarding the Earnest Money, unless mutual written instructions are received by the Escrow Agent directing the Earnest Money's disposition, the Escrow Agent shall not take any action, but instead shall await the disposition of any proceeding relating to the Earnest Money or, at the Escrow Agent's option, the Escrow Agent may interplead all parties and deposit the Earnest Money with a court of competent jurisdiction in which event the Escrow Agent may recover all of its court costs and reasonable attorneys' fees. Seller or Purchaser, whichever loses in any such interpleader action, shall be solely obligated to pay such costs and fees of the Escrow Agent, as well as the reasonable attorneys' fees of the prevailing party in accordance with the other provisions of this Agreement.

9.5 Liability of Escrow Agent. The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any loss, cost or expense incurred by Seller or Purchaser resulting from the Escrow Agent's mistake of law respecting the Escrow Agent's scope or nature of its duties. Seller and Purchaser shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys' fees, incurred in connection with the performance of the Escrow Agent's duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent.

9.6 Escrow Fee. Except as expressly provided herein to the contrary, the escrow fee, if any, charged by the Escrow Agent for holding the Earnest Money or conducting the Closing shall be shared equally by Seller and Purchaser.

ARTICLE 10: AGENCY APPROVAL; MANAGER AND RELATED MATTERS

10.1 Seller and Purchaser shall each use all commercially reasonable efforts to obtain, (including without limitation, reasonably cooperating with the other to so obtain) the approval (the "Agency Approval") of the New York Housing Development Corporation ("HDC") and, to the extent required, The Federal Home Loan Mortgage Corporation ("Freddie") of (i) the transfer of the Property to Purchaser, (ii) the transfer and assumption by Purchaser of the HDC Loan, (iii) the retention, and the transfer and assumption by Purchaser of the Freddie Documents, and/or substitution, as may be requested by Purchaser, of any credit enhancer under the HDC Loan, (iv) the replacement of the existing property manager with Purchaser or an affiliate of Purchaser, and (v) the substitution of Archstone-Smith Operating Trust as the guarantor pursuant to an Exceptions to Non-Recourse Liability in place of The Michaels Development Company, I, L.P. As provided for in Paragraph 9.3(b), it is the understanding and agreement of the parties, however, that neither Agency Approval nor Freddie Approval is a condition precedent to Purchaser's obligations under this Agreement notwithstanding any provision of this Agreement to the contrary.

10.2 Not later than fifteen (15) days following the end of the Due Diligence Period (x) Seller and Purchaser shall submit all of the following: (1) Seller shall submit an application in the form required by HDC and/or Freddie, as applicable, for consent to the transfer of the Property and assumption of the HDC Loan and/or Freddie Documents by Purchaser and replacement of the existing property manager by Purchaser, (2) all information and materials required by HDC and/or Freddie, as applicable, to accompany such application to the extent related to the Property and within Seller's or Seller's property manager's control or possession, (3) the fees or such portion thereof necessary to obtain the Agency Approval (except fees solely attributable to Purchaser which shall be paid by Purchaser unless otherwise provided in this Agreement), and (y) Purchaser shall submit to HDC and/or Freddie, as applicable (1) an application in the form required by HDC and/or Freddie, as applicable, for consent to the transfer of the Property and assumption of the HDC Loan and/or Freddie Documents by Purchaser and replacement of the existing property manager by Purchaser, and (2) all information and materials required by HDC and/or Freddie, as applicable, to accompany Purchaser's request other than as set forth in clause (x) above, to the extent related to Purchaser and/or the Property and within Purchaser's possession or control. Seller and Purchaser shall (i) reasonably cooperate with the other's efforts in connection the Agency Approval, (ii) keep the other fully advised of the substance and status of all matters relative to the Agency Approval, and (iii) notify the other of all meetings and hearings and permit the other's representatives to attend the same. Subject to the foregoing, Seller and Purchaser shall have the right to contact HDC and Freddie officials and staff and to conduct such discussions and/or negotiations with HDC and/or Freddie as it shall deem reasonably necessary in connection with the application, the Agency Approval, or as may otherwise be required or requested by HDC and/or Freddie, as applicable. Seller and Purchaser acknowledge and agree that it is their current mutual intention – subject to changes in the Closing Date – to have the application for Agency Approval heard and considered at the earliest HDC meeting which may be scheduled following the conclusion of the Due Diligence Period (as such scheduled meeting may be re-scheduled or postponed by HDC, the "Initial HDC Meeting"). Seller and Purchaser shall submit all additional information and materials as may be required by HDC and/or Freddie from time to time in connection with the application herein contemplated.

10.3 If issuance of the Agency Approval is (i) denied or (ii) granted but conditioned on terms reasonably unacceptable to Purchaser, or (iii) if Agency Approval is neither granted or denied by the Outside Closing Date, then Purchaser may elect to terminate this Agreement, but, in such event, Seller shall be entitled to receive the Earnest Money Deposit as provided in Paragraph 9.3(b) hereof. Purchaser

acknowledges that in connection with the Agency Approval, Seller shall have no obligation to assume any cost, expense, liability or other obligation (monetary or otherwise) other than as expressly set forth herein.

ARTICLE 11: MISCELLANEOUS

11.1 Parties Bound. Neither party may assign this Agreement without the prior written consent of the other, and any such prohibited assignment shall be void; provided, however, that Purchaser may assign this Agreement without Seller's consent to an Affiliate or to effect an Exchange pursuant to Paragraph 11.18 hereof. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties. For the purposes of this paragraph, the term "Affiliate" means (a) an entity that directly or indirectly controls, is controlled by or is under common control with the Purchaser or (b) an entity at least a majority of whose economic interest is owned by Purchaser; and the term "control" means the power to direct the management of such entity through voting rights, ownership or contractual obligations.

11.2 Sales Tax. The parties hereto acknowledge and agree that the value of the personalty is *de minimis* and no part of the Purchase Price is allocable thereto. Purchaser agrees to indemnify and hold Seller harmless in connection with any sales taxes (and any interest and penalties relating thereto) imposed by the State of New York or New York City relating to the transfer of personalty to Purchaser pursuant to this Agreement. The provisions of this Section shall survive Closing.

11.3 Headings. The article and paragraph headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

11.4 Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party's right to enforce against the other party the same or any other such term or provision in the future.

11.5 Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the laws of the State of New York.

11.6 Survival. The provisions of this Agreement that expressly contemplate performance after the Closing shall survive the Closing.

11.7 No Third Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary, decree, or otherwise.

11.8 Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

11.9 Time. Time is of the essence in the performance by Purchaser of its obligations under this Agreement.

11.10 Confidentiality. During the period commencing on the date hereof and ending on the earlier of one (1) year after the Closing Date or termination of this Agreement, Seller and Purchaser agree

that the terms of the transaction contemplated by this Agreement (including without limitation, the Purchase Price and the other material economic terms of this transaction) and any information obtained or provided pursuant to the provisions of this Agreement shall be maintained in strict confidence and no disclosure, whether through press releases or any other means of publication (oral or written), of such documentation and information will be made or permitted, except to the Limiteds and any public disclosure documents related to the Limiteds and to such brokers, attorneys, lenders and others (including without limitation, HDC and Freddie and their respective representatives and agents) as are involved in the negotiation and consummation of this transaction (collectively, the "Representatives"). In furtherance of the foregoing, Seller and Purchaser agree as follows: (i) Seller and Purchaser shall advise each of its Representatives of the confidential nature of any documentation and information disclosed to them and of Seller's and Purchaser's obligations under this paragraph; (ii) each party shall be liable for its Representative's breach of this paragraph, each party acknowledging that there may be no adequate remedy at law and that each party shall have the right to seek injunctive relief; and (iii) each party shall defend, indemnify and hold the other harmless from and against any and all claims, damages, liabilities and expenses, including reasonable attorneys' fees, arising out of or resulting from a breach of this paragraph by such party or any of its Representatives. Notwithstanding any terms or conditions in this Agreement or any related agreement to the contrary, but subject to restrictions reasonably necessary to comply with federal or state securities laws, any person may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided relating to such tax treatment and tax structure. Seller and Purchaser are each also permitted to disclose any information otherwise deemed confidential under this paragraph in connection with the performance of its obligations hereunder and any litigation relating to the Property or this transaction. Notwithstanding the foregoing, nothing herein shall is intended to, or shall be deemed to, prevent Purchaser from issuing a press release after the Closing, which may include the Purchase Price, or making any other disclosure required by any applicable law or regulation (including without limitation any law or regulation applicable to Archstone-Smith Trust as a public company), or from and after Closing, making disclosure of any information which is or has become publicly available other than by reason of a breach of the provisions of this Paragraph 11.10. Except as and when contemplated by Paragraph 12.4.4, Purchaser shall not record this Agreement or any memorandum of this Agreement. The provisions of this Paragraph 11.10 shall survive the Closing and any termination of this Agreement.

11.11. Intentionally omitted.

11.12 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Paragraph 1.1. Any such notices shall be either (a) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one business day after deposit with such courier, (b) sent by facsimile or email, provided that such facsimile or email is confirmed within one business day thereafter in the manner set forth in (a) or (c) of this Section, or (c) sent by personal delivery, in which case notice shall be deemed delivered upon receipt. Rejection or other refusal to accept or inability to deliver because of changed address of which no written notice has been received shall also constitute receipt. A party's address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Purchaser shall be deemed given by Purchaser and notices given by counsel to the Seller shall be deemed given by Seller.

11.13 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

11.14 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included at, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 6:00 p.m. New York, New York time.

11.15 Information and Audit Cooperation. At Purchaser's or Seller's request, at any time before or within one (1) year after the Closing, each shall provide to the requesting party's designated independent auditor access to the books and records of the Property in such party's possession or control and all related information regarding the period for which Purchaser or Seller is required to have the Property audited. Purchaser and Seller agree to indemnify and hold harmless the other from any claim, damage, loss, or liability to which such party is at any time subjected by any person who is not a party to this Agreement as a result of the indemnified party's compliance with this paragraph.

11.16 Procedure for Indemnity. The following provisions govern actions for indemnity under this Agreement. Promptly after receipt by an indemnitee of notice of any claim, such indemnitee will, if a claim in respect thereof is to be made against the indemnitor, deliver to the indemnitor written notice thereof and the indemnitor shall have the right to participate in and, if the indemnitor agrees in writing that it will be responsible for any costs, expenses, judgments, damages, and losses incurred by the indemnitee with respect to such claim, to assume the defense thereof, with counsel mutually satisfactory to the parties; provided, however, that an indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnitor, if the indemnitee reasonably believes that representation of such indemnitee by the counsel retained by the indemnitor would be inappropriate due to actual or potential differing interests between such indemnitee and any other party represented by such counsel in such proceeding. The failure of indemnitee to deliver written notice to the indemnitor within a reasonable time after indemnitee receives notice of any such claim shall relieve such indemnitor of any liability to the indemnitee under this indemnity only if and to the extent that such failure is prejudicial to its ability to defend such action, and the omission so to deliver written notice to the indemnitor will not relieve it of any liability that it may have to any indemnitee other than under this indemnity. If an indemnitee settles a claim without the prior written consent of the indemnitor, then the indemnitor shall be released from liability with respect to such claim unless the indemnitor has unreasonably withheld such consent.

11.17 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile counterparts of the signature pages.

11.18 Section 1031 Exchange. Either party may consummate the purchase or sale (as applicable) of the Property as part of a so-called like kind exchange (an "Exchange") pursuant to § 1031 of the Internal Revenue Code of 1986, as amended (the "Code"), provided that: (a) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of an Exchange be a condition precedent or condition subsequent to the exchanging party's obligations under this Agreement; (b) the exchanging party shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary (c) neither party shall be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating an Exchange desired by the other party; and (d) the exchanging party shall pay any additional costs that would not otherwise have been incurred by the non-exchanging party had the exchanging party not consummated the transaction through an Exchange. Neither party shall by this Agreement or acquiescence to an

Exchange desired by the other party have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to the exchanging party that its Exchange in fact complies with § 1031 of the Code. The exchanging party shall indemnify and hold the non-exchanging party harmless for all costs and expenses, including reasonable attorneys' fees, incurred by the non-exchanging party as a result of such exchange. The provisions of this Section shall survive Closing.

11.19 Limitation of Liability. (a) In accordance with the Declaration of Trust of Purchaser, notice is hereby given that all persons dealing with Purchaser shall look to the assets of Purchaser for the enforcement of any claim against Purchaser, as none of the trustees, officers, employees or shareholders of Purchaser assume any personal liability for obligations entered into by or on behalf of Purchaser.

(b) All persons dealing with Seller shall look exclusively to the assets of Seller (including, without limitation, the proceeds of this transaction) for the enforcement of any claim against Seller, as none of the members, managers, employees, partners, officers or shareholders of Seller assume any personal liability for obligations entered into by or on behalf of Seller.

11.20 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.

11.21 Condition of Property. (a) Purchaser acknowledges and agrees that, except as expressly stated in this Agreement, Seller has made no representations or warranties, either express or implied, regarding the Property, including, without limitation, its condition, its past use or its suitability for Purchaser's intended use thereof, and that Purchaser is acquiring the Property on an "as is" basis, Purchaser for itself, its successors and assigns hereby releasing Seller with respect to the physical condition of the Property. This Section shall survive Closing.

(b) Without limiting the generality of Paragraph 11.21(a) above, by accepting the Deed to the Property, Purchaser releases Seller from and waives any and all claims and causes of actions it may have against Seller for, any and all losses, damages and costs, including, without limitation, any clean-up, remediation or monitoring cost asserted against Purchaser or Purchaser's successors and assigns because of the presence of any Hazardous Materials in, on or under the Property or the migration of any Hazardous Materials from the Property in, on or under any adjacent property, including, without limitation, any liabilities asserted against Purchaser under contract, common law, tort and by any person or entity pursuant to the enforcement of the Environmental Laws, now or hereinafter in existence or any other theory or cause of action. Notwithstanding anything to the contrary, Purchaser shall have the right to join Seller, through cross-claim or third party claim for contribution, in any proceeding brought by a third party or government agency with respect to the presence of Hazardous Materials in, on or under the Property prior to the date of Closing. Notwithstanding anything to the contrary, Seller shall have the right to join Purchaser, through cross-claim or third party claim for contribution, in any proceeding brought by a third party or government agency with respect to the presence of Hazardous Materials in, on or under the Property occurring after the date of Closing. This Section shall survive Closing. The term "Environmental Laws" includes without limitation the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal laws governing the environment as in effect on the date of this Agreement together with their implementing regulations and guidelines as of the date of this Agreement, and all state, regional, county, municipal and other local laws, regulations and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials. The term "Hazardous Materials" includes petroleum,

including crude oil or any fraction thereof, natural gas, natural gas liquids, liquified natural gas, or synthetic gas usable for fuel (or mixtures of natural gas or such synthetic gas), asbestos and asbestos containing materials and any substance, material waste, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Law.

(c) Purchaser shall defend, indemnify and hold harmless Seller, its respective successors and assigns from and against any and all claims, causes of action, suits, legal or administrative proceedings, damages, losses, liabilities, costs and expenses, including any injury or death of persons or damage to or loss of property, including reasonable attorneys' fees and costs as they are incurred in connection with the performance of this indemnity, arising out of, relating, resulting from or in connection with the ownership, operation, use, repair or maintenance of the Property which first occurs on or after the date of Closing. This Section shall survive Closing.

ARTICLE 12: ALTERNATIVE TRANSACTION PROPOSALS

12.1 Seller has notified Purchaser that Seller has been contacted by prospective purchasers concerning acquisition of the Property and may be contacted by other parties after the Date of this Agreement. The parties agree that Seller may communicate with such parties after the Date of this Agreement as hereinafter set forth.

12.1.1 Neither Seller nor any of its general partners shall actively solicit any inquiries or proposals regarding the acquisition of the Property (such proposal or inquiry, an "Acquisition Proposal") from any person other than the Purchaser and its affiliates.

12.1.2 Seller and its general partners shall be permitted to (i) inform a prospective purchaser that contacts Seller or its general partners on an unsolicited basis that Seller may consider unsolicited inquiries and Acquisition Proposals as provided under this Agreement, (ii) furnish information to such party that has made an inquiry or Acquisition Proposal that is a Superior Proposal (as defined below) not solicited in violation of this Agreement, provided that such party has executed an agreement with confidentiality provisions substantially similar to those then in effect between Seller and Purchaser, and (iii) subject to compliance with the other terms of this Section, consider and negotiate a bona fide Acquisition Proposal that is a Superior Proposal not solicited in violation of this Agreement; provided, however, that such actions occur on or before the earlier to occur of 5:00 p.m. New York City time, (i) February 27, 2006 or (ii) the Due Diligence End Date (the "Superior Proposal End Date").

12.1.3 A "Superior Proposal" means any written proposal made by a party received by Seller on or before the Superior Proposal End Date to acquire the Property on terms that Seller reasonably believes in good faith to be more favorable from a financial point of view to the Limiteds than the acquisition contemplated by this Agreement, taking into account at the time of determination any changes to the financial terms of this Agreement proposed by Purchaser; provided, however, that a Superior Proposal may be subject to a due diligence review of confidential information and to other customary conditions but excluding a financing contingency.

12.2 Seller shall notify Purchaser within two (2) business days after expiration of the Superior Proposal End Date if it has received an Acquisition Proposal, and if received, has determined that such Acquisition Proposal is a Superior Proposal and has determined to pursue such Superior Proposal. Seller shall also promptly notify Purchaser after receipt of any material modification of or amendment to such a Superior Proposal. Such notice shall be made in writing, and shall indicate the terms of any such Superior Proposal or modification or amendment to such Superior Proposal. Seller shall also promptly notify Purchaser in writing if it enters into negotiations concerning any Superior Proposal.

12.3 Seller shall not enter into a binding definitive agreement with respect to any Acquisition Proposal unless (i) it has given Purchaser at least five full Business Days advance written notice of its intention to do so, and (ii) prior to 5:00 p.m. New York City time on the fifth such Business Day Purchaser shall not have irrevocably agreed in writing to modify the terms of the acquisition contemplated by this Agreement (the "Modified Agreement") so that such terms, as modified, in the reasonable judgment of the general partner of Seller are at least as favorable to the Limiteds as the terms of the Acquisition Proposal (a "Modification Notice").

12.4 Notwithstanding anything in this Agreement to the contrary, if Seller receives a Superior Proposal and Purchaser fails to timely deliver a Modification Notice as provided in Paragraph 12.3 hereof, Seller may terminate this Agreement by notice to Purchaser (the "Termination Notice") subject to the following conditions:

12.4.1 Receipt by Seller of a Superior Proposal on or before the Superior Proposal End Date.

12.4.2 Receipt by Seller of an approval (the "Investor LP Approval") of the Superior Proposal by the Limiteds on or before March 20, 2006 (the "Limiteds Approval Date") (and Seller shall submit the terms of the acquisition contemplated by this Agreement (pursuant to Paragraph 5.2(c)(1)), and/or the terms of the acquisition contemplated by the Modified Agreement, and the Superior Proposal, as the case may be, for Investor LP Approval); provided, however, that if the Investor LP Approval has been requested but no notification of the action taken by the Limiteds has been received by Seller by March 20, 2006, the Limiteds Approval Date shall be extended for a period of up to sixty (60) days (the "Extended LP Approval Date", and the Closing Date and the Outside Closing Date shall be concurrently extended by the same number of days (without eliminating Purchaser's extension options pursuant to Paragraph 1.1(i))) to secure the Investor LP Approval. If the Investor LP Approval is not received by the Extended LP Approval Date, the Superior Proposal shall be deemed rejected by the Limiteds under this Paragraph. Notwithstanding the foregoing, Seller may waive Investor LP Approval as a condition hereunder at any time, in which event Seller may accept or reject the Superior Proposal in its sole and absolute discretion, and, if Seller accepts such Superior Proposal (unless a Modification Notice is timely delivered in accordance with Paragraph 12.3 hereof), Seller may, nevertheless, terminate this Agreement pursuant to this Paragraph 12.4.

12.4.3 Seller shall return the Earnest Money to Purchaser and subject to Paragraph 12.4.4, Seller shall pay to Purchaser a fee of $5.0 million (the "Termination Fee"), except that Seller's obligation to pay the Termination Fee shall terminate if (x) a definitive agreement with the person that makes the Superior Proposal is not executed by the date which is one (1) year after the date of the Termination Notice, or (y) the transaction described in such definitive agreement is not consummated within eighteen (18) months after the date of execution of such definitive agreement. Promptly after the execution of such definitive agreement, Seller shall provide Purchaser with notice of the date of the agreement, the closing date thereunder, and any changes in the closing date.

12.4.4 The Termination Fee shall be due and payable one (1) business day following consummation of the transaction with the person that makes the Superior Proposal. As security for the payment of the Termination Fee, Purchaser may record a memorandum of this provision, in substantially the form attached hereto as Exhibit 12.4.4 (the "Memorandum") in the appropriate land records after expiration of the later of (i) the Limiteds Approval Date and (ii) the Extended LP Approval Date as applicable. Simultaneously with the delivery of the Memorandum, Purchaser shall deliver to Escrow Agent a Discharge of Memorandum of Termination Fee (the "Discharge") in recordable form duly executed by Purchaser in the form attached hereto as Exhibit 12.4.4(1). Escrow Agent shall record the Discharge upon the earlier to occur of (a) Escrow Agent's receipt of proof of payment of the Termination Fee to Purchaser, (b) not sooner than ten (10) days after Escrow Agent's receipt of a Certificate, executed

on behalf of Seller and with a copy sent concurrently to Purchaser, substantially in the form attached hereto as Exhibit 12.4.4(2), or (c) if no direction is given earlier, on or after the date 2 years after the date of recordation of the Memorandum.

12.4.5 Except as set forth in this Section, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the acquisition contemplated by this Section is consummated.

12.5 In no event shall Seller, its partners or Affiliates have any liability to Purchaser under this Agreement or otherwise, for entering into an Acquisition Proposal with any person other than Purchaser or its affiliates other than the payment of the Termination Fee as provided in this Section.

12.6 The obligations of Seller under this Article that contemplate performance after the termination of this Agreement shall survive the termination of this Agreement.

SIGNATURE PAGE TO AGREEMENT OF
PURCHASE AND SALE
BY AND BETWEEN

COLUMBIA WESTMONT ASSOCIATES, L.P.
AND
ARCHSTONE-SMITH OPERATING TRUST

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

Seller:
Columbia Westmont Associates, L.P.
By: MJL Westmont, L.L.C., a New York limited liability company, Its Managing General Partner

Date: 1/26/06

By: [signature]
Name: Michael J. Levitt
Title: Manager

"Seller"

Purchaser:
Archstone-Smith Operating Trust

Date:________________

By:____________________________
Name:__________________________
Title:___________________________

"Purchaser"

Escrow Agent has executed this Agreement in order to confirm that the Escrow Agent has received and shall hold the Earnest Money and the interest earned thereon, in escrow, and shall disburse the Earnest Money, and the interest earned thereon, pursuant to the provisions of Article 9 and Escrow Agent further agrees to perform in accordance with the other provisions of this Agreement applicable to Escrow Agent.

CHICAGO TITLE INSURANCE COMPANY

Date:________________

By:____________________________
Name:__________________________
Title:___________________________

SIGNATURE PAGE TO AGREEMENT OF
PURCHASE AND SALE
BY AND BETWEEN

COLUMBIA WESTMONT ASSOCIATES, L.P.
AND
ARCHSTONE-SMITH OPERATING TRUST

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

Seller:
Columbia Westmont Associates, L.P.
By: MJL Westmont, L.L.C., a New York limited liability company, Its Managing General Partner

Date:_______________

By:_______________
Name: Michael J. Levitt
Title: Manager

"Seller"

Purchaser:
Archstone-Smith Operating Trust

Date: 1-26-2006

By: [signature]
Name: Henry Bunis
Title: Senior Vice President

"Purchaser"

Escrow Agent has executed this Agreement in order to confirm that the Escrow Agent has received and shall hold the Earnest Money and the interest earned thereon, in escrow, and shall disburse the Earnest Money, and the interest earned thereon, pursuant to the provisions of Article 9 and Escrow Agent further agrees to perform in accordance with the other provisions of this Agreement applicable to Escrow Agent.

CHICAGO TITLE INSURANCE COMPANY

Date: 1-30-06

By: Marley Harrell
Name: Marley Harrill
Title: V.P.

EXHIBITS

1.2(a) -	Legal Description of Real Property
2.4	Service Contracts
3.2	Permitted Exceptions
4.4	Schedule of Employees
4.5	Union Contracts
5.2(b)(2)	Tenant Estoppel Certificate
5.3(b)	Bill of Sale and Assignment and Assumption of Leases and Contracts
5.9	Notice to Tenants
7.1(b)	Litigation
7.1(g)	Notices of Violations and Defects
7.1(o)	HDC Loan Documents
7.1(u)	List of Security Deposits
12.4.4	Memorandum of Termination Fee
12.4.4(1)	Discharge of Memorandum of Termination Fee
12.4.4(2)	Certificate

EXHIBIT 1.2(a)

LEGAL DESCRIPTION OF REAL PROPERTY

SCHEDULE A

Legal Description

ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, City, County and State of New York, bounded and described as follows:

BEGINNING at the corner formed by the intersection of the southerly side of West 96th Street with the westerly side of Columbus Avenue;

RUNNING THENCE southerly along the westerly side of Columbus Avenue 201 feet 5 inches to its intersection with the northerly side of West 95th Street;

THENCE westerly along the northerly side of West 95th Street, 150 feet;

THENCE northerly parallel with the westerly side of Columbus Avenue 100 feet 8 1/2 inches to the center line of the block;

THENCE easterly along the center line of the block 50 feet;

THENCE northerly parallel with the westerly line of Columbus Avenue 100 feet 8 1/2 inches to a point in the southerly line of West 96th Street;

THENCE easterly along the southerly side of West 96th Street 100 feet to the point or place of BEGINNING.

EXHIBIT 2.4

SCHEDULE OF CONTRACTS

	Type	Expiration Date	Term
1.	Security	12/31/07	3 years Terminable on 30 days notice
2.	Exterminating		Terminable on 30 days notice
3.	Uniforms (Westmont required to pay for unreturned items)		
4.	Elevator	2/28/07	2 years
5.	Sprinkler Maintenance	2/28/07	
6.	Laundry	4/22/11	

EXHIBIT 3.2

PERMITTED EXCEPTIONS
(To be Attached during the Due Diligence Period)

SCHEDULE 4.4

SCHEDULE OF EMPLOYEES

Robert Holly	Leasing Agent	Parttime
Jacqueline Gomez	Site Mgr	Fulltime
Viktor Antonic	Maint Tech	Fulltime
Spencer Bien-Aime'	Maint Tech	Fulltime
John Lysak	Asst Super	Fulltime
Wojciech Roginski	Maint Tech	Fulltime
Rudolph Sec	Superintendent	Fulltime
Ramon Vargas	Maint tech	Fulltime
Francisco Hernandez	Security	Parttime
Anthony Knight	Security	Parttime
Wilson Lozada	Security	Parttime
Miroslav Miklos	Secuirty	Fulltime
Dennis Whitter	Security	Fulltime

SCHEDULE 4.5

UNION CONTRACTS

There are no written union contracts or collective bargaining agreements.

SCHEDULE 5.2(b)(2)

FORM OF COMMERCIAL TENANT ESTOPPEL CERTIFICATE

The undersigned tenant, hereby certifies to Columbia Westmont Associates, L.P. ("Landlord") as follows:

1. The undersigned is a tenant in Westmont Apartments, 720-734 Columbus Avenue, commercial unit _____ pursuant to a lease agreement dated ______________, a true and complete copy of which is attached hereto as **Exhibit A** (the "Lease"). The Lease constitutes the entire agreement between Landlord and the undersigned with respect to the premises and the Lease has not been modified or amended in any respect except as set forth in Exhibit A.

2. The term of the Lease commenced on _________________ and including any presently exercised option or renewal terms, will expire on ________________________. The undersigned has accepted possession of the premises under the Lease and is the actual occupant in possession and has not sublet or assigned its leasehold interest. All improvements to be constructed on the premises by Landlord have been completed and accepted by the undersigned and any tenant improvement allowances have been fully paid.

3. As of the date hereof, to the best of the undersigned's knowledge, there exists no default, nor state of facts which, with notice, the passage of time or both, would result in a default under the Lease on the part of either Landlord or the undersigned.

4. Fixed annual rent and additional rent, if any, have been paid through ________________. No rent has been paid in advance and tenant has no claim or defense against Landlord under the Lease and has not asserted any offsets or credits against Landlord or the rent under the Lease. Tenant has no claim against Landlord for any security or other deposits except $_______________ which was paid to Landlord pursuant to the Lease.

5. No petition has been filed by or against the undersigned in bankruptcy which is outstanding, voluntary or otherwise, nor any assignment for the benefit of creditors, any petition seeking reorganization or arrangement under the bankruptcy laws of the United States or any state thereof, or any other action brought under said bankruptcy laws with respect to the undersigned.

This estoppel may be relied upon by Archstone-Smith Operating Trust, its subsidiaries and affiliates.

TENANT:

Dated: ___________________

____
Name: _________________________
Unit No.: ______________

EXHIBIT 5.3(b)

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION OF LEASES AND CONTRACTS

This instrument is executed and delivered as of the ____ day of _________, 2005 pursuant to that certain Agreement of Purchase and Sale ("Agreement") dated ___________, 2005, by and between COLUMBIA WESTMONT ASSOCIATES, L.P., a New York limited partnership ("Seller"), and ______________________________ ("Purchaser"), covering the real property described in Exhibit A attached hereto ("Real Property").

1. Sale of Personalty. For good and valuable consideration, Seller without representation or warranty by, or recourse to, Seller, hereby sells, transfers, sets over and conveys to Purchaser the following:

(a) Tangible Personalty. All of the furniture, fixtures, equipment, interior appliances, machines, apparatus, supplies and personal property of every nature and description and all replacements thereof now owned by Seller (including any interest in such property that is leased by Seller) and located in or on the Real Property, except any such personal property belonging to tenants under the Leases, including, without limitation, all of the personal property described on Exhibit B attached hereto; and

(b) Intangible Personalty. All the right, title and interest of Seller in and to any and all of the intangible personal property related to the Real Property, including, without limitation, all trade names and trademarks associated with the Real Property including Seller's interest in the name of the Real Property which is commonly known as the Westmont Apartments, the plans and specifications and other architectural and engineering drawings for the Real Property and improvements located on the Real Property; warranties; contract rights related to the construction, operation, ownership or management of the Real Property (but excluding Seller's obligations under contracts except those expressly assumed in this instrument); governmental permits, approvals and licenses to the extent assignable; and telephone exchange numbers (if assignable).

2. Assignment of Leases and Contracts. For good and valuable consideration, Seller without representation or warranty by, or recourse to, Seller, hereby assigns, transfers, sets over and conveys to Purchaser, and Purchaser hereby accepts the following:

(a) Leases. All of the landlord's right, title and interest in and to the tenant leases ("Leases") covering the Real Property, as set forth on the Rent Roll attached hereto as Exhibit C, which Seller certifies is true and correct in all material respects as of the date stated thereon, and Purchaser hereby assumes all of the landlord's obligations under the Leases arising from and after the Closing Date (as defined in the Agreement) but as to the landlord's obligations with regard to security deposits and other deposits only to the extent the security deposits have been transferred or credited to Purchaser;

(b) Service Contracts. The service contracts described in Exhibit D attached hereto (the "Service Contracts"), and Purchaser hereby assumes the obligations of Seller under such Service Contracts arising from and after the Closing Date.

3. Intentionally omitted.

4. Indemnification. Seller shall defend, indemnify and hold harmless Purchaser from and against any liability, damages, causes of action, expenses, and attorneys' fees incurred by Purchaser by

reason of the failure of Seller to fulfill, perform, discharge, and observe its obligations with respect to the Leases or the Service Contracts arising on or before the date hereof. Purchaser shall defend, indemnify and hold harmless Seller from and against any liability, damages, causes of action, expenses, and attorneys' fees incurred by Seller by reason of the failure of Purchaser to fulfill, perform, discharge, and observe its obligations with respect to the Leases or the Service Contracts arising after the date hereof.

IN WITNESS WHEREOF, the undersigned have caused this Bill of Sale and Assignment of Leases and Contracts to be executed as of the date written above.

SELLER:
COLUMBIA WESTMONT ASSOCIATES, L.P.
By: MJL Westmont, L.L.C., a New York limited liability company, Its Managing General Partner

Date:________________

By:________________________________
Name: Michael J. Levitt
Title: Manager

PURCHASER:

By:________________________________
Name:______________________________
Title:_____________________________

Date:________________

EXHIBIT 5.9

NOTICE TO TENANTS

[Date]

[Project Name]
[Address]
[City/State/ZIP]

Dear Resident:

We are pleased to announce that _________has been selected to manage _____effective (date of takeover). _________is a professional management organization that strives to maintain excellence and provide a quality living environment for all our residents.

The new owner [, name of Purchaser,] will comply with all the Landlord's contractual agreements under your lease and will comply with the (State) Property Code concerning your security deposit. The former owner's records indicate you have a deposit of $_________ on Unit No. ______.

We are looking forward to a good relationship with all our residents. Your cooperation is greatly appreciated. Please feel free to call the __office and talk with the manager if you should have any questions.

Sincerely,

____

By:____________________________________
[Regional/District Manager]

EXHIBIT 7.1(b)

LITIGATION

None. For purposes of information only, a "slip and fall" case has been filed against Seller.

12/7/05
10
Shown
[signature]

GELB & BLACK, P.C.
ATTORNEYS AT LAW
26 COURT STREET, SUITE 1001
BROOKLYN, NEW YORK 11242

JAMES L GELB*
ANDREW S. BLACK
* ALSO ADMITTED IN N.J.

TELEPHONE (718) 858-8675
FAX (718) 858-7342

December 1, 2005

Columbia Westmont Assoc., LP
Continental Mortgage Corp.
1 East Stow Road
P.O. Box 994
Marlton, New Jersey 08053-0994

RE: **Our Client:** Susan Simon
Date of Accident: 10-20-05
Place of Accident: f/o 730 Columbus Avenue, NYC

To Whom It May Concern:

Please be advised that this office has been retained by the referenced individual regarding serious personal injuries sustained on the referenced date due to your negligence.

Please give this letter to your insurance carrier which will protect your rights.

If we fail to hear from you or your representative in the next two weeks we will initiate formal litigation without further notice.

If you have any questions please do not hesitate to contact the undersigned.

Very truly yours,
GELB & BLACK, P.C.

[signature]

By: Andrew S. Black
ASB/dm

EXHIBIT 7.1(g)

Notices of Violations and Defects

None.

EXHIBIT 7.1(o)

HDC LOAN DOCUMENTS

$24,200,000
NEW YORK CITY HOUSING DEVELOPMENT CORPORATION
Multi-Family Rental Housing Revenue Bonds
(Westmont Apartments),
2000 Series A

TABLE OF CONTENTS

(b) Executed counterpart of the Letter of Representation and Indemnity Agreement of the Mortgagor and The Michaels Development Company I, L.P., dated June 6, 2000 and accepted and confirmed by the Underwriter and the Corporation.

11. Executed counterpart of the Remarketing Agreement, dated as of June 7, 2000, by and among the Mortgagor, the Corporation and B.C. Ziegler and Company, as Remarketing Agent (the "Remarketing Agent"), and acknowledged by the Trustee.

12. Executed counterpart of the Tender Agent Agreement, dated as of June 7, 2000, by and among the Mortgagor, the Corporation, the Remarketing Agent, the Trustee and United States Trust Company of New York, as Tender Agent (the "Tender Agent").

13. Executed counterpart of the Financing Agreement, dated as of June 7, 2000, between the Mortgagor and the Corporation.

14. Copy of the Mortgage Note, dated as of June 1, 2000, of the Mortgagor, with endorsement of the Corporation.

15. Executed counterpart of the Multifamily Mortgage, Assignment of Rents and Security Agreement (New York) (Bond Mortgage), dated as of June 1, 2000, of the Mortgagor.

16. Executed counterpart of the Multifamily Mortgage, Assignment of Rents and Security Agreement (Reimbursement), dated as of June 1, 2000.

17. Executed counterpart of the Assignment of Security Instrument (Bond Mortgage), dated as of June 1, 2000, by the Corporation to Freddie Mac and the Trustee, as their interests may appear.

18. Executed counterpart of the Assignment and Intercreditor Agreement, dated as of June 1, 2000, by and among the Mortgagor, the Corporation, the Trustee and Freddie Mac, as their interests may appear.

19. Executed counterpart of the Replacement Reserve Agreement, made as of June 1, 2000 by the Mortgagor and Freddie Mac.

20. Mortgagor's Tax Certification.

II. Documents Furnished by the Corporation:

21. General Certificate of the Corporation as to Members, Officers, Terms of Office, By-laws, Resolutions, No Litigation, Official Statement, Bond Purchase Agreement, Specimen Bond and certain other matters.

22. Certificate of Approval of the Comptroller of The City of New York.

23. Order of Corporation, directing the Trustee to deliver the 2000 Series A Bonds and stating the amount to be deposited to the Bond Proceeds Account and the amount to be transferred to Citibank. N.A.

24. Order of Corporation, directing The Bank of New York, as successor to IBJ Whitehall Bank & Trust Company (formerly known as IBJ Schroder Bank & Trust Company) (the "Prior Trustee"), among other things, to deposit an amount to the Letter of Credit Payments Sub-Account of the Revenue Account, such account established under the Prior Bond Resolution.

25. Notice and Direction of Corporation, directing the Prior Trustee to cause a mandatory tender of the 1993 Series A Bonds.

26. Tax Regulatory Certificate with Form 8038.

III. Document Furnished by the Trustee:

27. Trustee's Confirmation of Acceptance and Certificate.

IV. Documents Furnished by the Underwriter:

28. Receipt for Bonds and Payment.

29. Blue Sky Memorandum.

30. Evidence of Aaa/VMIG 1 rating for the 2000 Series A Bonds from Moody's Investors Service, Inc. ("Moody's")

V. Documents Furnished by the Mortgagor:

31. Certificate of the Mortgagor required pursuant to Section 6(l)(ix) of the Bond Purchase Agreement.

32. Notice of the Mortgagor to the Corporation, the Prior Trustee and Citibank, N.A. of its election to prepay the mortgage notes relating to the 1993 Series A Bonds.

VI. Documents Furnished by Freddie Mac:

33. Certificate of Freddie Mac required pursuant to Section 6(l)(x) of the Bond Purchase Agreement.

VII. Opinions of Counsel and Related Matters:

34. Approving opinion of Hawkins, Delafield & Wood ("Bond Counsel"), and reliance letter addressed to the Underwriter, the Mortgagor, Freddie Mac and the Trustee.

35. Supplemental opinion of Bond Counsel, addressed to the Corporation, the Underwriter and Freddie Mac.

36. Opinion of General Counsel of the Corporation, addressed to the Underwriter, Freddie Mac and the Trustee.

37. Opinion of General Counsel of the Corporation, addressed to the Trustee, with respect to the Mortgage Loan.

38. (a) Opinion of Levine, Stallar, Sklar, Chan, Brodsky, and Donnelly, P.A., Counsel to the Mortgagor, required pursuant to the Bond Purchase Agreement.

(b) Opinion of Russ & Russ, Counsel to the Mortgagor, required pursuant to the Bond Purchase Agreement.

39. Opinion of Associate General Counsel of Freddie Mac, required pursuant to the Bond Purchase Agreement.

40. Opinion of Kutak Rock LLP, Special Counsel to Freddie Mac, required pursuant to the Bond Purchase Agreement.

41. (a) Opinion of Whitman Breed Abbott & Morgan LLP, Counsel to the Underwriter, required pursuant to the Bond Purchase Agreement.

42. (a) Opinion of Whitman Breed Abbott & Morgan LLP, Counsel to the Remarketing Agent, with respect to the Remarketing Agreement and the Tender Agent Agreement, required pursuant to the Bond Purchase Agreement.

(b) Opinion of Quarles & Brady LLP, Counsel to the Remarketing Agent, with respect to the Remarketing Agreement and the Tender Agent Agreement, required pursuant to the Bond Purchase Agreement.

43. Opinion of Stadtmauer Bailkin LLP, Counsel to the Trustee and the Tender Agent, required pursuant to the Bond Purchase Agreement.

VIII. Miscellaneous Documents:

44. Executed counterpart of the Second Amended and Restated Regulatory Agreement, dated as of June 7, 2000, by and between the Mortgagor and the Corporation.

45. Executed counterpart of the Financing Commitment and Agreement, dated May 2, 2000, between the Mortgagor and the Corporation.

46. Notice of Prior Trustee to the tender agent with respect to the mandatory tender of the 1993 Series A Bonds.

47. Notice of Prior Trustee to the remarketing agent with respect to the mandatory tender of the 1993 Series A Bonds.

48. Surrender Certificate for the Letter of Credit of Citibank, N.A., with respect to the 1993 Series A Bonds, dated June 7, 2000.

49. Termination of Mortgage terminating the Building Loan Mortgage.

50. Termination of Mortgage terminating Project Loan Mortgage.

51. Termination of Assignment of Leases and Rents.

52. UCC-3 Terminations.

53. Conformed copy of the Rate Cap Agreement, dated as of June 1, 2000, between Morgan Guaranty Trust Company of New York and the Mortgagor.

54. Executed counterpart of the Interest Rate Hedge Assignment and Security Agreement, dated as of June 1, 2000, between the Mortgagor and Freddie Mac.

55. (a) UCC-1 Financing Statement of the Mortgagor naming the Corporation as secured party and Freddie Mac and the Trustee as assignees (New York City records).

(b) UCC-1 Financing Statement of the Mortgagor naming the Corporation as secured party and Freddie Mac and the Trustee as assignees (Department of State records).

56. Notice of the Corporation to Standard & Poor's Ratings Services as to the occurrence of a Change Date with respect to the 1993 Series A Bonds.

57. Blanket Issuer Letter of Representations, dated April 26, 1996, to The Depository Trust Company, together with Trustee's Representations as F.A.S.T. Agent.

IX. <u>Reimbursement/"B Piece" Documents</u> (copies only)

58. Multifamily Note, dated as of June 1, 2000, of the Mortgagor to Reilly Mortgage Group, Inc., in the amount of $8,550,000.

59. Assignment of Security Instrument, dated as of June 1, 2000, assigning the interest of Reilly Mortgage Group, Inc. in the above-referenced Mortgage to Freddie Mac.

60. Two (2) UCC-1 Financing Statements listing the Mortgagor as debtor and Freddie Mac as secured party.

61. Exceptions to Non-Recourse Guaranty, dated as of June 1, 2000, from Mortgagor to Reilly Mortgage Group, Inc?

62. Assignment of Exceptions to Non-Recourse Guaranty, dated as of June 1, 2000, from Reilly Mortgage Group, Inc. to Freddie Mac.

63. Exceptions to Non-Recourse Guaranty, dated as of June 1, 2000, from Mortgagor to Freddie Mac.

64. Assignment of Other Loan Documents from Reilly Mortgage Group, Inc. to Freddie Mac, dated June 1, 2000.

65. Borrower's Certificate and Agreement, dated as of June 1, 2000.

66. Opinion of Levine, Stallar, Sklar, Chan, Brodsky, and Donnelly, P.A., dated June 7, 2000, to Freddie Mac and other addressees listed thereon.

67. Opinion of Russ & Russ, dated June 7, 2000, to Freddie Mac and other addressees listed thereon.

WESTMONT APARTMENTS
NEW YORK, NEW YORK

June 7, 2000

$8,550,000.00 CONVENTIONAL LOAN
FREDDIE MAC LOAN NOS. 002769808 (B Piece)

1. Multifamily Note (Multistate)
2. Multifamily Mortgage Assignment of Rents and Security Agreement (New York)
3. Assignment of Security Instrument
4. Exceptions to Non-Recourse Guaranty (Multistate) (Loan No. 002768275)
5. Exceptions to Non-Recourse Guaranty (Multistate) (Loan No.002769808)
6. Replacement Reserve Agreement
7. Assignment of Other Loan Documents
8. Borrower's Certificate and Agreement

EXHIBIT 7.1(u)

LIST OF SECURITY DEPOSITS

UNIT-TT-OP	TENANT NAME	PRINCIPAL AMOUNT	TOTAL INTEREST	PAID INTEREST	INTEREST DUE	ACCOUNT BALANCE	PROJECT INTEREST	Y-T-D ADM.EXP.	CURRENT INTEREST
0001-07-01	SEIXAS	.00	.00	.00	.00	.00			.00
0001-08-01	SULEMANOFF RAMI C	.00	33.39	33.39	.00	.00		15.38	.00
0001-09-01	FELDER ELLENE	2,300.00	15.40	15.40	.00	2,300.00			.00
0002-02-01	PAUL CHRISTIN	3,504.00	816.07	816.07	.00	3,504.00			.00
0003-05-01	GLASS LISA	.00	230.90	230.90	.00	.00			.00
0003-06-01	RICHMAN RICHARD	.00	7.62	7.62	.00	.00			.00
0003-07-01	DWYER BRIAN	.00	4.59	4.59	.00	.00		9.21	.00
0003-08-01	FURER JOY	1,100.00	6.90	.00	6.90	1,106.90		13.79	1.41
0003-08-02	ABRAM JACQUELI	1,100.00	6.90	.00	6.90	1,106.90		* 13.79	1.41
0004-02-01	HYMAN HOWARD	833.00	111.27	107.14	4.13	837.13		8.34	1.06
0005-08-01	VALLIERE PHILLIP V	.00	44.28	44.28	.00	.00			.00
0005-09-01	WEINRES ELAN	.00	58.23	58.23	.00	.00		10.74	.00
0005-10-01	OHARA JULIE	2,080.00	13.50	13.50	.00	2,080.00			.00
0006-04-01	HAUFF JASON	.00	320.74	320.74	.00	.00		6.16	.00
0006-05-01	SMITH TODD J	836.00	7.33	.00	7.33	843.33		14.68	1.07
0006-05-02	MALHOTRA RIMMY	1,160.00	10.17	10.17	.00	1,160.00			.00
0006-05-03	AZOULAY DANILLE	877.00	7.67	.00	7.67	884.67		15.38	1.13
0006-05-04	COMITTO GARY	828.00	7.24	.00	7.24	835.24		14.52	1.06
0007-06-01	SPERLING ILANA	1,050.00	63.60	58.36	5.24	1,055.24		10.47	1.34
0007-06-02	GOLDBERG JILL	800.00	43.02	39.01	4.01	804.01		8.01	1.02
0007-06-03	BORDER LENA	725.00	39.12	35.47	3.65	728.65		7.23	.93
0007-06-04	MIRVIS SHOSHANA F	925.00	57.46	52.86	4.60	929.60		9.21	1.18
0008-04-01	AMENT MIRIAM	.00	145.14	145.14	.00	.00			.00
0008-05-01	GREEN LAURA	.00	49.70	49.70	.00	.00			.00
0008-06-01	MINTZ NANI	1,400.00	32.11	32.11	.00	1,400.00			.00
0008-06-02	ARNOLD SHARON	1,400.00	34.41	34.41	.00	1,400.00			.00
0009-01-01	SABATH JOANNA	.00	.00	.00	.00	.00			.00
0009-02-01	WEISSMAN JULIE	623.50	59.49	59.49	.00	623.50			.00
0009-02-02	FLAUMENHAFT ELANA S	1,876.50	128.23	128.23	.00	1,876.50			.00
0009-02-03	TRAURIG RACHEL	900.00	69.07	64.59	4.48	904.48		9.01	1.15
0010-02-01	LEBENSON TOBY	812.00	116.70	112.69	4.01	816.01		8.13	1.03
0011-09-01	COHEN SAARA	.00	165.48	165.48	.00	.00			.00
0011-10-01	HELMER LIVIA	4,243.00	75.29	75.29	.00	4,243.00			.00
0012-07-01	DAVIS HOWARD	.00	169.47	169.47	.00	.00			.00
0012-08-01	CRAIG JR JOHN E	2,500.00	46.71	46.71	.00	2,500.00			.00
0013-03-01	IOVANE THOMAS	819.00	94.14	90.02	4.12	823.12		8.17	1.05
0014-01-01	RICHARDSON JOSEPH	852.00	307.52	303.28	4.24	856.24		8.51	1.09
0015-01-01	HUNTER GLADYS	.00	249.74	249.74	.00	.00		5.87	.00
0015-02-01	MARRERO EDUARDO	898.00	82.67	78.19	4.48	902.48		8.98	1.15
0016-05-01	DIENSTAG JODI	.00	5.57	5.57	.00	.00		11.13	.00
0016-05-02	BRUCKHEIMER SHOSHANA	.00	4.02	4.02	.00	.00		8.04	.00
0016-05-03	ENGLANDER RENA	.00	4.49	4.49	.00	.00		8.99	.00
0016-05-04	CHASKY RACHEL N	.00	4.49	4.49	.00	.00		8.99	.00
0016-06-01	ADELMAN LAURIE	1,100.00	7.97	.00	7.97	1,107.97		15.96	1.41
0016-06-02	KRISHNAMSETTY MEENA	1,160.00	8.11	.00	8.11	1,168.11		16.24	1.47
0016-06-03	FLOOD ELLEN	1,250.00	3.65	.00	3.65	1,253.65		7.33	1.59
0017-06-01	KAPP RICHARD	.00	222.21	222.21	.00	.00			.00
0017-07-01	TURNER HARRIET	900.00	27.25	22.77	4.48	904.48		9.01	1.15
0017-07-02	GOTTLIEB CHANA	900.00	28.73	24.25	4.48	904.48		9.01	1.15
0017-07-03	KAYE MICHAEL	900.00	28.73	24.25	4.48	904.48		9.01	1.15
0018-02-01	MARRERO EDUARDO	.00	.00	.00	.00	.00			.00
0018-03-01	THOMPSON PATRICIA A	1,182.00	5.90	.00	5.90	1,187.90		11.79	1.51
0019-01-01	BROWN TERESA	953.00	309.07	304.55	4.52	957.52		9.12	1.21

UNIT-TT-DP	TENANT NAME	PRINCIPAL AMOUNT	TOTAL INTEREST	PAID INTEREST	INTEREST DUE	ACCOUNT BALANCE	PROJECT INTEREST	Y-T-D ADM.EXP.	CURRENT INTEREST
0020-01-01	MANN MARIO	704.00	305.17	301.64	3.53	707.53		7.06	.90
0021-01-01	LICHT BETH	806.00	323.64	319.63	4.01	810.01		8.07	1.03
0022-06-01	EVENCHIK VICKI	.00	131.44	131.44	.00	.00		6.52	.00
0022-06-02	REISS OILANA	.00	75.52	75.52	.00	.00		6.24	.00
0022-06-03	DEINSTAG JODI C	.00	69.64	69.64	.00	.00		5.95	.00
0022-06-04	ENGLANDER RENA	.00	80.67	80.67	.00	.00		7.72	.00
0022-07-01	LEVY ARIELLA S	1,449.00	13.43	13.43	.00	1,449.00			.00
0022-07-03	ROSENBLATT LISA	1,950.00	18.74	18.74	.00	1,950.00			.00
0023-06-01	DICK JUDY	.00	169.73	169.73	.00	.00			.00
0023-06-02	BAK DANIELLA	.00	108.52	108.52	.00	.00			.00
0023-06-03	MARKOWITZ JOYCE	.00	55.43	55.43	.00	.00			.00
0023-07-01	RUTMAN HADASSA Y	1,221.00	27.91	27.91	.00	1,221.00			.00
0023-07-02	KREIMERMAN SABRINA	817.00	26.88	22.79	4.09	821.09		8.13	1.04
0023-07-03	WEISS NITZA K	787.00	25.80	21.91	3.89	790.89		7.89	1.00
0024-07-01	HUNTING PAIGE	.00	.00	.00	.00	.00			.00
0024-07-02	SAFFER EMMA	.00	.00	.00	.00	.00			.00
0024-07-03	MAKRES MARIA	.00	.00	.00	.00	.00			.00
0024-07-04	BALDWIN KATHERIN	.00	.00	.00	.00	.00			.00
0024-08-01	LEI LEI	.00	27.53	27.53	.00	.00		21.72	.00
0024-08-02	LEI LEI	.00	29.67	29.67	.00	.00		21.72	.00
0024-08-03	LEI LEI	.00	29.67	29.67	.00	.00		21.72	.00
0024-09-01	KELLER SHARI	1,125.00	1.87	.00	1.87	1,126.87		3.74	1.43
0024-09-02	KATZIN NATALIE	1,225.00	2.04	.00	2.04	1,227.04		4.10	1.56
0024-09-03	SCHREIBER KAREN	1,025.00	1.70	.00	1.70	1,026.70		3.42	1.30
0024-09-04	LERER EMILY	975.00	1.62	.00	1.62	976.62		3.26	1.24
0025-01-01	MENDIOLA ROSA	800.00	310.90	306.89	4.01	804.01		8.01	1.02
0026-06-01	GOLDMAN GEORGI	931.75	257.60	252.99	4.61	936.36		9.32	1.18
0026-06-02	SCHWARTZ JOCELYN T	931.75	69.61	65.00	4.61	936.36		9.32	1.18
0026-06-03	KLEIN SUZANNE M	931.75	69.61	65.00	4.61	936.36		9.32	1.18
0026-06-04	FRIEDMAN AMY	931.75	70.12	65.51	4.61	936.36		9.32	1.18
0027-04-01	LEBIN JENNIFER D	1,062.55	208.59	203.48	5.11	1,067.66		10.30	1.16
0027-04-02	SHEETRIT SHIMRIT R	1,151.90	173.29	173.29	.00	1,151.90			.00
0027-04-03	ZITSMAN DIANA H	1,062.55	167.83	167.83	.00	1,062.55			.00
0028-02-01	WIGFALL LATOYA	754.00	268.22	264.45	3.77	757.77		7.54	.96
0029-02-01	VASILISIN RASTISLAV	948.00	66.40	61.68	4.72	952.72		9.50	1.21
0030-02-01	HOFFMAN SUZANNE	800.00	233.53	229.52	4.01	804.01		8.01	1.02
0031-02-01	GOVAN MARY	980.00	315.73	311.09	4.64	984.64		9.34	1.25
0032-09-01	HOFSTEDTER TZVI	.00	216.06	216.06	.00	.00			.00
0032-10-01	GOLI RIVKA M	900.00	9.78	.00	9.78	909.78		20.35	1.15
0032-10-02	GOLI RIVKA	900.00	11.25	11.25	.00	900.00			.00
0032-10-03	GOLI RIVKA	900.00	11.25	11.25	.00	900.00			.00
0033-04-01	OLIVER ROBERT	995.00	60.98	56.02	4.96	999.96		9.96	1.27
0034-03-01	FENIG PENINA	.00	199.88	199.88	.00	.00		13.94	.00
0034-04-01	FRIEDMAN ALAN	1,100.00	5.51	.00	5.51	1,105.51		11.00	1.41
0034-04-02	DIENSTAG JODI	1,100.00	6.51	.00	6.51	1,106.51		11.00	1.41
0035-01-01	WINKLER ELLEN	1,029.00	323.96	318.95	5.01	1,034.01		10.10	1.32
0036-02-01	SINGLETON JOHN	1,059.00	325.15	319.84	5.31	1,064.31		10.59	1.35
0037-06-01	HOCHBAUM MICHAL	830.30	84.86	80.73	4.13	834.43		8.28	1.06
0037-06-02	ADLER JUDITH	830.30	101.94	97.81	4.13	834.43		8.28	1.06
0037-06-03	KARP ESTI	830.30	86.25	82.12	4.13	834.43		8.28	1.06
0037-06-04	NASIROV SHIRLEY	830.30	86.25	82.12	4.13	834.43		8.28	1.06
0037-06-05	ADLER JUDITH	10.00	.52	.00	.52	10.52		.61	.01
0038-04-01	LERMAN NAVAH	2,112.00	390.61	390.61	.00	2,112.00			.00

BIT TT OP TENANT NAME	PRINCIPAL AMOUNT	TOTAL INTEREST	PAID INTEREST	INTEREST DUE	ACCOUNT BALANCE	PROJECT INTEREST	Y-T-D ADM.EXP.	CURRENT INTEREST
039-06-01 TURNER HARRIET	.00	272.09	272.09	.00	.00			.00
039-07-01 KHACHEWATSKY ISRAEL U	1,962.00	242.57	242.57	.00	1,962.00			.00
039-07-02 EHRENREICH DANIEL	1,750.00	241.52	241.52	.00	1,750.00			.00
040-02-01 SALONGA RAQUEL	1,002.00	63.13	58.17	4.96	1,006.96		10.03	1.27
041-06-01 KATZ ELLIOT J	.00	214.87	214.87	.00	.00		1.91	.00
041-06-02 PODELL IRA	.00	58.77	58.77	.00	.00		1.47	.00
041-06-03 FREED ELLIOT	.00	56.06	56.06	.00	.00		1.40	.00
041-06-04 WEINBERG BRIAN	.00	43.54	43.54	.00	.00		8.13	.00
041-07-01 MILLER DAVID	875.00	7.66	.00	7.66	882.66		15.35	1.12
041-07-02 KORN STEVEN	1,226.00	10.72	10.72	.00	1,225.00			.00
041-07-03 NUSSBAUM HASKELL	800.00	7.03	.00	7.03	801.03		14.06	1.02
041-07-04 WEINBERG BRIAN	1,100.00	9.66	.00	9.66	1,109.66		19.34	1.41
042-09-01 ROBINON FLOREN M	.00	63.36	63.36	.00	.00		6.97	.00
042-09-02 SYATT BETH L	.00	48.03	48.03	.00	.00		7.46	.00
042-09-03 FINKEL ERIN L	.00	56.99	56.99	.00	.00		6.32	.00
042-10-01 SAMAMA FREDERIC	.00	40.29	40.29	.00	.00		20.29	.00
042-11-01 ARONOFF MIRIAM	1,428.95	269.48	262.33	7.15	1,436.10		14.32	1.83
042-11-02 ARONOFF SHIFRA	1,439.05	65.78	58.60	7.18	1,446.23		14.35	1.83
043-01-01 SCHIROK TERRY	843.00	307.50	303.26	4.24	847.24		8.42	1.08
044-02-01 RODRIQUEZ DIANE	929.00	116.47	111.86	4.61	933.61		9.30	1.18
045-01-01 MC DONALD ICY	.00	313.58	313.58	.00	.00			.00
045-02-01 WARDLE LYNETTE L	1,064.00	11.62	11.62	.00	1,064.00			.00
046-02-01 BLUESTEIN SHEILA	802.00	308.86	304.85	4.01	806.01		8.01	1.02
047-04-01 SCHOEBEL HARTMANN A	.00	107.48	107.48	.00	.00			.00
047-04-02 CHEN ANNIE	.00	281.25	281.25	.00	.00			.00
047-05-01 SAMAMA FREDERIC	.00	.00	.00	.00	.00			.00
047-06-01 WITT KEVIN M	.00	72.75	72.75	.00	.00		20.44	.00
047-07-01 VACARRO DAWN	2,500.00	17.77	17.77	.00	2,500.00			.00
048-02-01 MCQUEEN SYLVESTE D	694.00	137.43	133.97	3.46	697.46		6.94	.88
049-01-01 PANARIELLO ROSE	890.00	323.84	319.38	4.46	894.46		8.90	1.14
050-02-01 FUENTES SAUL	989.00	166.20	161.29	4.91	993.91		9.79	1.26
051-01-01 YOUNG MARILYN	951.00	317.45	312.89	4.56	955.56		9.18	1.21
052-04-01 SCHWARTZ JENNIFER	.00	271.26	271.26	.00	.00		23.73	.00
052-04-02 FEDER LENORE	.00	222.38	222.38	.00	.00		8.33	.00
0052-04-03 STEIN ELIZA	.00	23.65	23.65	.00	.00		3.74	.00
0052-05-01 NEWBERGER ATARA	1,138.50	.48	.00	.48	1,138.98		.96	1.44
0052-05-02 MEHL TOBY	569.25	.24	.00	.24	569.49		.48	.72
0052-05-03 ROSMAN ILANA	569.25	.24	.00	.24	569.49		.48	.72
0053-03-01 LUCAR ALEXANDE	.00	62.12	62.12	.00	.00			.00
0053-03-02 MOLINELLI ELISE	.00	160.85	160.85	.00	.00			.00
0053-03-03 CAROFF JASON	.00	82.30	82.30	.00	.00			.00
0053-04-01 FRENKEL JORDAN	844.00	41.67	37.56	4.11	848.11		8.27	1.08
0053-04-02 HALPERN DARREN M	876.00	43.06	38.90	4.16	880.16		8.38	1.12
0053-04-03 ZIMET JOEY J	1,124.00	60.02	54.43	5.59	1,129.59		11.15	1.44
0054-04-01 GEVA ALMOG	978.33	238.12	233.24	4.88	983.21		9.77	1.25
0054-04-02 STRAUSS NEIL	978.33	68.53	63.65	4.88	983.21		9.77	1.25
0054-04-03 PILARSKY DANIEL	977.34	68.15	63.28	4.87	982.21		9.76	1.25
0055-07-01 HERSHMAN LISA	.00	.00	.00	.00	.00			.00
0055-07-02 HERSHMAN LISA	.00	204.15	204.15	.00	.00			.00
0055-07-03 HERSHMAN LISA	.00	.00	.00	.00	.00			.00
0055-08-01 GREENE BRIAN	.00	34.35	34.35	.00	.00			.00
0055-09-01 MAXWELL ALLAN	.00	.00	.00	.00	.00			.00
0055-10-01 HORIWITZ YOSSI	1,225.00	6.11	.00	6.11	1,231.11		12.26	1.56

NIT-TT-OP TENANT NAME	PRINCIPAL AMOUNT	TOTAL INTEREST	PAID INTEREST	INTEREST DUE	ACCOUNT BALANCE	PROJECT INTEREST	Y-T-D ADM.EXP.	CURRENT INTEREST
055-10-02 HOROWITZ YOSSI	1,375.00	6.86	.00	6.86	1,381.86		13.76	1.76
056-09-01 FEINSTEIN JEREMY	.00	112.18	112.18	.00	.00			.00
056-09-02 STAGLIANO CARLOS	.00	90.27	90.27	.00	.00			.00
056-09-03 RAVIV GUY	.00	90.26	90.26	.00	.00			.00
056-09-04 LIANE CHRISTOP	.00	73.42	73.42	.00	.00			.00
056-10-01 MAXWELL ALLAN	.00	.00	.00	.00	.00			.00
056-11-01 FRAGHAN TIFFANY	4,182.00	38.09	38.09	.00	4,182.00			.00
057-03-01 HEPNER ZACHARY G	755.00	184.26	180.49	3.77	758.77		7.54	.96
057-03-02 RUBINOFF DANIEL M	674.00	112.41	109.00	3.41	677.41		6.73	.86
057-03-03 LANDSMAN IRA	916.00	84.70	80.10	4.60	920.60		9.16	1.17
057-03-04 YUNGER SIMON	803.00	50.49	46.48	4.01	807.01		8.02	1.02
058-07-01 KLEINSCHMIDT ROBERT	.00	.00	.00	.00	.00			.00
058-08-01 CAROFF JASON	2,000.00	7.53	.00	7.53	2,007.53		15.08	2.55
059-01-01 HODGES KARLA	931.00	321.05	316.92	4.13	935.13		8.30	1.06
060-01-01 LOPEZ ROSA	821.00	324.39	320.27	4.12	825.12		8.23	1.05
061-01-01 GARCIA IRIS	951.00	313.73	309.17	4.56	955.56		9.18	1.21
0062-03-01 PETERSIK KATHARIN	.00	85.55	85.55	.00	.00			.00
0062-03-02 ABOUZIED JASMINE	.00	89.22	89.22	.00	.00			.00
0062-03-03 ORKIN-RAMEY RACHEL	.00	68.09	68.09	.00	.00			.00
0062-03-04 ORKIN-RAMEY RACHEL	.00	60.41	60.41	.00	.00			.00
0062-04-01 ZAVALKOFF ERIN	.00	14.34	14.34	.00	.00		21.35	.00
0062-05-01 GRES MICHELLE	1,950.00	13.02	13.02	.00	1,950.00			.00
0062-05-02 ASHEAR LEA	975.00	6.48	.00	6.48	981.48		13.02	1.25
0062-06-03 PANZER ELIZABET	875.00	5.83	.00	5.83	880.83		11.66	1.12
0063-06-01 PANZER ELIZABET	.00	88.30	88.30	.00	.00		7.00	.00
0063-06-02 KOBRIN ILANA	.00	103.24	103.24	.00	.00		7.93	.00
0063-06-03 GRES MICHELLE	.00	87.29	87.29	.00	.00		6.76	.00
0063-07-01 JACOBSON KAYLA	935.00	6.23	.00	6.23	941.23		12.46	1.20
0063-07-02 REISMAN YAEL	1,367.00	8.33	.00	8.33	1,375.33		16.76	1.75
0063-07-03 SERBER REBECCA L	885.00	5.92	.00	5.92	890.92		11.81	1.13
0063-07-04 WIESEN TAMARA	765.00	5.09	.00	5.09	770.09		10.22	.98
0064-06-01 ZRIF SHIRA	627.50	73.56	73.56	.00	627.50			.00
0064-06-02 STEIN ELIZA	627.50	74.59	71.43	3.16	630.66		6.27	.80
0064-06-03 SKOFF ABIGAIL	745.73	87.60	83.84	3.76	749.49		7.43	.96
0065-05-01 ISRAEL DAVID	1,347.00	202.65	202.65	.00	1,347.00			.00
0065-05-02 LIEBERMAN ELI	1,347.00	199.42	199.42	.00	1,347.00			.00
0066-05-01 SEEWALD JODI	.00	217.05	217.05	.00	.00			.00
0066-06-01 GLASS LISA	.00	21.78	21.78	.00	.00		10.93	.00
0066-06-02 BRODT SHOSHANA	.00	12.31	.00	12.31 *	.00		16.18	.00
0066-06-03 BABAZADEH GOHAR	.00	.33	.33	.00	.00		.67	.00
0066-07-01 MURPHY MELANIE	3,000.00	5.00	.00	5.00	3,005.00		10.03	3.82
0067-04-01 SALKS ABRAHAM	790.00	120.48	116.59	3.89	793.89		7.89	1.00
0067-04-02 WEINRAUB ELLIOT	825.00	108.00	103.88	4.12	829.12		8.25	1.05
0067-04-03 STEIN MATTHEW	695.00	92.60	89.14	3.46	698.46		6.94	.88
0067-04-04 BANDLER JEREMY	740.00	97.93	94.28	3.65	743.65		7.40	.94
0068-07-01 GABRIEL KIM	.00	62.83	62.83	.00	.00			.00
0068-07-02 KIM JUSTIN	.00	42.09	42.09	.00	.00			.00
0068-07-03 PARK DAVID	.00	60.00	60.00	.00	.00			.00
0068-07-04 HUYNH PETER	.00	15.86	15.86	.00	.00			.00
0068-08-01 FISCHKIN ERIC J	.00	116.18	116.18	.00	.00			.00
0068-09-01 ETTENBERG JENNIFER J	.00	16.38	16.38	.00	.00		12.70	.00
0068-09-02 WILLIAMS MICHELLE E	.00	19.16	19.16	.00	.00		12.70	.00
0068-10-01 ROBINSON JUDITH	800.00	1.01	.00	1.01	801.01		2.02	1.02

UNIT-TT-DP TENANT NAME	PRINCIPAL AMOUNT	TOTAL INTEREST	PAID INTEREST	INTEREST DUE	ACCOUNT BALANCE	PROJECT INTEREST	Y-T-D ADM.EXP.	CURRENT INTEREST
0068-10-02 GUTIN RACHEL	1,000.00	1.25	.00	1.25	1,001.25		2.52	1.27
0068-10-03 LIGHTSTONE TAMAR	675.00	.86	.00	.86	675.86		1.69	.86
0068-10-04 MOORE TASHIA	800.00	1.01	.00	1.01	801.01		2.02	1.02
0068-10-05 KATZ MICHAL	675.00	.86	.00	.86	675.86		1.69	.86
0069-04-01 HOLLANDER ISAAC	.00	164.14	164.14	.00	.00			.00
0069-05-01 GREEN PAMELA	.00	31.48	31.48	.00	.00		11.68	.00
0069-06-01 KORNBLUTH JACKIE	1,750.00	11.66	11.66	.00	1,750.00			.00
0070-01-01 MACMILLAN HEATHER	819.00	315.27	311.15	4.12	823.12		8.17	1.05
0071-01-01 GENERA AMPARA	.00	278.62	278.62	.00	.00			.00
0071-02-01 TROPP JUDITH R	950.00	513.54	508.82	4.72	954.72		9.52	1.21
0072-01-01 SMITH CELESTE	966.00	336.13	[illegible]	4.74	970.74		9.47	1.23
0073-08-01 EISENMANN MARC	.00	.00	.00	.00	.00			.00
0073-09-01 VAZQUEZ-GIL XAVIER	.00	14.22	14.22	.00	.00			.00
0073-09-02 CONKLING JOEL M	.00	14.22	14.22	.00	.00			.00
0073-09-03 SPENCE JAMES G	.00	14.22	14.22	.00	.00			.00
0073-10-01 KAUFMAN GEORGE S	3,600.00	82.28	82.28	.00	3,600.00			.00
0074-02-01 SHOEING LIORA	.00	224.86	224.86	.00	.00			.00
0074-02-02 STERNLICHT ESTHER	.00	131.06	131.06	.00	.00			.00
0074-02-03 GRUENBERGER DEVORAH	.00	132.62	132.62	.00	.00			.00
0074-03-01 LEE DANIEL S	3,100.00	127.42	127.42	.00	3,100.00			.00
0075-02-01 POLOMAN MICHAEL	1,698.00	637.61	637.61	.00	1,698.00			.00
0076-05-01 PARKER SHOSHANA	618.00	182.58	182.58	.00	618.00			.00
0076-05-03 HEINE RACHEL	617.00	125.85	122.79	3.06	620.06		6.15	.78
0076-05-04 CARMEL ABIGAIL	1,738.00	272.43	272.43	.00	1,738.00			.00
0077-06-01 HOWELL ROY	.00	168.69	168.69	.00	.00			.00
0077-07-01 ROTHNER MALKA	.00	.00	.00	.00	.00			.00
0077-08-01 GREENBERG DAVID S	.00	35.14	35.14	.00	.00			.00
0077-09-01 STERLING SHARI	900.00	11.09	11.09	.00	900.00			.00
0077-09-02 BROOKS EMILY	900.00	12.55	12.55	.00	900.00			.00
0077-09-03 JAARI YAEL	900.00	12.55	12.55	.00	900.00			.00
0078-08-01 LAMBERT AMANDA A	.00	20.22	20.22	.00	.00			.00
0078-08-02 VARADAN PRIYA	.00	21.13	21.13	.00	.00			.00
0078-08-03 BRUCE MARY M	.00	45.14	45.14	.00	.00			.00
0078-09-01 EISENMANN MARC	.00	210.57	210.57	.00	.00		30.44	.00
0078-10-01 LIEBERMAN RINA	1,996.00	38.75	33.64	5.11	2,001.11		10.23	2.55
0078-10-02 LIEBERMAN RINA	4.23-	4.23	.00	4.23	.00		8.52	.00
0078-10-03 LIEBERMAN RINA	1,320.61	6.59	.00	6.59	1,327.20		13.29	1.69
0078-10-04 KHMELNITSKY FAINA	815.00	4.04	.00	4.04	819.04		8.13	1.04
0079-04-01 AKHTER KASHIF C	847.84	146.99	142.75	4.24	852.08		8.49	1.08
0079-04-03 AKHTER KASHIF	847.83	93.34	89.10	4.24	852.07		8.49	1.08
0079-04-04 AKHTER KASHIF	847.83	93.00	88.76	4.24	852.07		8.49	1.08
0080-04-01 SMITH MICHAEL E	1,967.00	342.29	342.29	.00	1,967.00			.00
0081-11-01 MODLINGER ALAN	.00	70.52	70.52	.00	.00			.00
0081-12-01 TAKSLER GLEN	2,600.00	59.39	59.39	.00	2,600.00			.00
0082-06-01 LIEBER JULIE	.00	35.29	35.29	.00	.00			.00
0082-06-02 JOSHUA ROSELYN	.00	36.78	36.78	.00	.00			.00
0082-06-03 BOIM RACHEL E	.00	36.77	36.77	.00	.00			.00
0082-07-01 STEIN CHERYL	.00	20.34	20.34	.00	.00			.00
0082-07-02 JURKAWITZ SHULAMIT	.00	24.74	24.74	.00	.00			.00
0082-07-03 LOWE SARA	.00	19.79	19.79	.00	.00			.00
0082-08-01 ROBINSON FLOREN	1,342.00	12.73	12.73	.00	1,342.00			.00
0082-08-02 JOHNSON JULIE A	1,050.00	12.31	12.31	.00	1,050.00			.00
0083-08-01 PARK JENNIFER	.00	41.86	41.86	.00	.00			.00

NIT-TT-OP	TENANT NAME	PRINCIPAL AMOUNT	TOTAL INTEREST	PAID INTEREST	INTEREST DUE	ACCOUNT BALANCE	PROJECT INTEREST	Y-T-D ADM.EXP.	CURRENT INTEREST
083-09-01	KOESDJOJO CHERYL A	.00	23.58	23.58	.00	.00			.00
083-10-01	KAUFMAN KATHY M	2,000.00	44.00	44.00	.00	2,000.00			.00
084-08-01	ARNOLD SHARON	.00	58.72	58.72	.00	.00			.00
084-08-02	KRAUS STEPHANE	.00	54.67	54.67	.00	.00			.00
084-08-03	KAPLOWITZ SARAH	.00	54.67	54.67	.00	.00			.00
084-08-04	KRAUS STEPHANI E	.00	54.67	54.67	.00	.00			.00
084-08-05	MINTZ NAMI	.00	14.16	14.16	.00	.00			.00
084-09-01	RUBIN TAIRE	1,273.87	29.14	29.14	.00	1,273.87			.00
084-09-02	BERGMAN SHERRY	839.38	27.62	23.39	4.23	843.61		8.37	1.07
084-09-03	KAUFMAN MELISSA	997.37	32.76	27.80	4.96	1,002.33		9.99	1.27
084-09-04	FAIZAKOFF JUDITH	839.38	27.62	23.39	4.23	843.61		8.37	1.07
0085-03-01	PLATER ZYBEK HELENA	1,040.33	279.42	274.22	5.20	1,045.53		10.42	1.33
0085-03-02	THOMPSON JESSICA E	658.33	262.05	258.76	3.29	661.62		6.58	.84
0085-03-03	GOLDSTEIN DENA S	836.33	106.36	102.22	4.13	839.46		8.37	1.06
0086-02-01	BIELORY DEBRA	.00	184.53	184.53	.00	.00			.00
0086-02-02	LIPSTEIN NAOMI	.00	179.03	179.03	.00	.00			.00
0086-02-03	SCHWARTZ VALERIE	.00	128.13	128.13	.00	.00			.00
0086-03-01	ESKENAZI JOSEPH	.00	23.99	23.99	.00	.00		17.32	.00
0086-04-01	STERN ELISA	1,100.00	1.39	.00	1.39	1,101.39		2.76	1.40
0086-04-02	NUSSBAUM HADASSA	925.00	1.16	.00	1.16	926.16		2.32	1.17
0086-04-03	KRUKAS MICHELLE	925.00	1.16	.00	1.16	926.16		2.32	1.17
0087-06-01	ROMIROWSKY IDIT	.00	36.15	36.15	.00	.00			.00
0087-06-02	MENKOWITZ HILLARY	.00	36.15	36.15	.00	.00			.00
0087-06-03	GOLDSTEIN RACHEL	.00	36.15	36.15	.00	.00			.00
0087-07-01	SHLAGBAUM DEENA	1,100.00	94.66	89.68	5.08	1,105.08		10.19	1.41
0087-07-02	RAYMAN ESIT	798.00	72.13	68.12	4.01	802.01		7.99	1.02
0087-07-03	TYSZLER ILANA	830.00	99.56	95.43	4.13	834.13		8.28	1.06
0087-07-04	MARGULIES MIRIAM	962.00	101.67	96.85	4.82	966.82		9.64	1.23
0088-05-01	MCGINNIS MARA	.00	58.48	58.48	.00	.00			.00
0088-05-02	DUGAN DANIELLE	.00	53.14	53.14	.00	.00			.00
0088-05-03	COWAN STACEY	.00	50.56	50.56	.00	.00			.00
0088-06-01	PARK MI-KYUNG	.00	28.61	28.61	.00	.00			.00
0088-07-01	NEIDICH RACHEL A	1,094.56	13.67	13.67	.00	1,096.56			.00
0088-07-02	WEINRAUB KEREN	750.00	8.07	.00	8.07	758.07		14.39	.96
0088-07-04	LITZ RACHEL P	750.00	9.44	.00	9.44	759.44		16.38	.96
0089-05-01	GRIMM PETER A	.00	110.39	110.39	.00	.00		6.63	.00
0089-05-02	BOYD BRIAN K S	.00	111.57	111.57	.00	.00		6.63	.00
0089-05-03	WACHENHEIM CYNTHIA	.00	111.67	111.57	.00	.00		6.63	.00
0089-05-04	VANICE KAER A	.00	111.57	111.57	.00	.00		6.63	.00
0089-06-01	DEFUNIS ARIELA	2,000.00	.85	.00	.85	2,000.85		1.70	2.55
0089-06-02	BUNIN RACHEL	2,000.00	.85	.00	.85	2,000.85		1.70	2.55
0089-06-03	BUNIN JAMIE	1,000.00	.42	.00	.42	1,000.42		.85	1.27
0090-04-01	SHELDON PHILIP	.00	187.78	187.78	.00	.00			.00
0090-05-01	ABDALLA CHRISTIN H	1,700.00	92.77	92.77	.00	1,700.00			.00
0090-05-02	GRAHAM KELSEY D	1,700.00	93.04	93.04	.00	1,700.00			.00
0091-07-01	ABDALLA CHRISTIN	.00	.00	.00	.00	.00			.00
0091-07-02	GRAHAM KELSEY	.00	.00	.00	.00	.00			.00
0091-08-01	NEUMANN CORA	.00	12.26	12.26	.00	.00			.00
0091-08-02	LEAR ROBIN	.00	12.26	12.26	.00	.00			.00
0091-09-01	NEUSTEIN JOSH	1,132.50	43.84	38.17	5.67	1,138.17		11.31	1.44
0091-09-02	NEUSTEIN JOSH	1,132.50	45.70	40.03	5.67	1,138.17		11.31	1.44
0092-04-01	DALTON IRMA	.00	401.50	401.50	.00	.00			.00
0092-05-01	GOTLER ROSS M	2,500.00	69.71	69.71	.00	2,500.00			.00

UNIT-TT-OP	TENANT NAME	PRINCIPAL AMOUNT	TOTAL INTEREST	PAID INTEREST	INTEREST DUE	ACCOUNT BALANCE	PROJECT INTEREST	Y-T-D ADM.EXP.	CURRENT INTEREST
0093-09-01	SINGER JONATHAN	.00	39.12	39.12	.00	.00			.00
0093-09-02	DANZIG ALAN	.00	39.12	39.12	.00	.00			.00
0093-10-01	GOLOVIN JOEL	.00	15.78	15.78	.00	.00			.00
0093-10-02	ANTMAN ERIC	.00	15.78	15.78	.00	.00			.00
0093-11-01	KRAMER MATTHEW I	.00	42.52	42.52	.00	.00		15.76	.00
0093-12-01	HEBERLING GERMAN	.00	12.52	12.52	.00	.00		25.00	.00
0093-13-01	SCHAEFFER EVE	1,448.00	2.40	.00	2.40	1,450.40		4.84	1.84
0091-13-02	SCHAEFFER EVE	1,252.00	2.08	.00	2.08	1,254.08		4.18	1.59
0094-04-01	AINSZTEIN VALERIA	.00	140.81	140.81	.00	.00			.00
0094-04-02	RUBINSTEIN GALIA	.00	40.90	40.90	.00	.00			.00
0094-05-01	ROTHNER MALKA	2,000.00	107.26	107.26	.00	2,000.00			.00
0095-03-01	HOROWITZ JASON	666.43	421.40	418.11	3.29	669.72		6.67	.85
0095-03-02	HOROWITZ JASON	805.90	53.86	49.85	4.01	809.91		8.07	1.03
0095-03-03	HOROWITZ JASON	635.42	42.62	39.45	3.17	638.59		6.34	.81
0095-03-04	HOROWITZ JASON	692.26	47.27	43.84	3.41	695.68		6.94	.88
0096-04-01	WONG BRYANT A	.00	107.36	107.36	.00	.00			.00
0096-04-02	EPSTEIN KAREN	.00	137.24	137.24	.00	.00			.00
0096-04-03	MALDIN BETH	.00	94.95	94.95	.00	.00			.00
0096-05-01	MALKA TARA	.00	26.55	26.55	.00	.00		8.31	.00
0096-05-02	STERN ZEESY	.00	28.35	28.35	.00	.00		8.31	.00
0096-05-03	KUZNETSOV MASHA	.00	28.35	28.35	.00	.00		8.31	.00
0096-06-01	MAXWELL ALLAN	.00	90.72	90.72	.00	.00		31.32	.00
0096-07-01	SHULMAN HERBERT	4,200.00	7.02	.00	7.02	4,207.02		14.04	5.35
0097-05-01	SANDERS STACEY M	.00	287.64	287.64	.00	.00			.00
0097-06-01	BALAS MATITHYO	.00	83.04	83.04	.00	.00		15.90	.00
0097-07-01	MUKHADEZ NANA	3,050.00	6.39	.00	6.39	3,056.39		12.79	3.89
0098-04-01	SALZMAN AMY	.00	129.15	129.15	.00	.00		7.46	.00
0098-04-02	SALZMAN ELYSE	.00	148.93	148.93	.00	.00		11.66	.00
0098-04-03	KASTEN SHARON	.00	137.12	137.12	.00	.00		9.53	.00
0098-04-04	SALZMAN ELYSE	.00	140.36	140.36	.00	.00		10.17	.00
0098-05-01	BALLER JAMES	.00	58.17	58.17	.00	.00		17.39	.00
0098-06-01	ACOBAS MICHAEL	1,250.00	2.61	.00	2.61	1,252.61		5.24	1.59
0098-06-02	FRUCHTER JOSEPH	1,500.00	3.08	.00	3.08	1,503.08		6.12	1.91
0098-06-03	WAGNER ISAAC	1,200.00	2.51	.00	2.51	1,202.51		5.03	1.53
0099-05-01	TROPP JUDITH R	.00	.00	.00	.00	.00			.00
0099-06-01	BALLER JAMES M	.00	.00	.00	.00	.00			.00
0099-07-01	SALMON LYAT	850.00	5.66	.00	5.66	855.66		11.34	1.09
0099-07-02	TVERSKY YISHA	850.00	5.66	.00	5.66	855.66		11.34	1.09
0099-07-03	HEIZLER SARA	1,100.00	7.35	.00	7.35	1,107.35		14.70	1.41
0100-06-01	HAMILTON CAROLINE S	.00	110.62	110.62	.00	.00			.00
0100-06-02	ROCHE JOHN T	.00	89.00	89.00	.00	.00			.00
0100-06-03	BARRESSE JENNIFER	.00	89.00	89.00	.00	.00			.00
0100-06-04	TUCKER GRETCHEN	.00	89.00	89.00	.00	.00			.00
0100-07-01	HOFMEKLER ORI	.00	159.88	159.88	.00	.00		23.95	.00
0100-08-01	ELBAUM JOSEPH	4,000.00	68.09	68.09	.00	4,000.00			.00
0101-05-01	KOLENDA BARBARA	2,876.00	415.84	415.84	.00	2,876.00			.00
0102-07-01	OH SOONHWA	.00	123.95	123.95	.00	.00			.00
0102-08-01	GABIN MATTHEW G	.00	48.29	48.29	.00	.00		1.83	.00
0102-09-01	ADELMAN LAURIE	.00	.00	.00	.00	.00			.00
0102-09-02	KRISHNAMSETTY MEENA	.00	.00	.00	.00	.00			.00
0102-10-01	BERKLEY LESTER	2,050.00	4.29	.00	4.29	2,054.29		8.59	2.61
0103-06-01	RONAN BRIAN	.00	90.07	90.07	.00	.00			.00
0103-07-01	DONNER MELISSA A	2,700.00	61.70	61.70	.00	2,700.00			.00

UNIT-TT-DP	TENANT NAME	PRINCIPAL AMOUNT	TOTAL INTEREST	PAID INTEREST	INTEREST DUE	ACCOUNT BALANCE	PROJECT INTEREST	Y-T-D ADM.EXP.	CURRENT INTEREST
0104-06-01	LUBER HAROLD	.00	25.10	25.10	.00	.00			.00
0104-06-02	FISHMAN ROBERT	.00	28.25	28.25	.00	.00			.00
0104-07-01	DIAZ DAVID	.00	14.46	14.56	.00	.00			.00
0104-07-02	PANE COLLEEN M	.00	15.91	15.91	.00	.00			.00
0104-08-01	MAY JENNIFER S	.00	.00	.00	.00	.00			.00
0104-08-02	SHULMAN ALYSSA	.00	.00	.00	.00	.00			.00
0104-09-01	FARINELLI PAUL	2,200.00	16.58	16.58	.00	2,200.00			.00
0105-08-01	SHAPIRO MARC	.00	56.69	56.69	.00	.00			.00
0105-09-01	CHAN MARY M	.00	34.54	34.54	.00	.00			.00
0105-10-01	SEIXAS	.00	91.95	91.95	.00	.00			.00
0105-11-01	AUGUSTINUS RAHMANADI O	.00	26.50	26.50	.00	.00		1.70	.00
0105-12-01	TEITELBAUM MIRIAM	1,757.00	191.85	191.85	.00	1,757.00			.00
0106-03-01	KHACHEWATSKY ISRAEL U	.00	.00	.00	.00	.00			.00
0106-03-02	EIFERMAN HOWARD	.00	.00	.00	.00	.00			.00
0106-03-03	GARZON ABRAHAM	.00	.00	.00	.00	.00			.00
0106-04-01	EILENBERG DAVID	840.00	17.22	12.98	4.24	844.24		8.37	1.07
0106-04-02	SCHILOWITZ JONATHAN	880.00	25.37	20.99	4.38	884.38		8.60	1.13
0106-04-03	LITTMAN JAYSON M	1,640.00	50.09	41.89	8.20	1,648.20		16.43	2.10
0107-05-01	HENRY APRIL V	.00	112.43	112.43	.00	.00			.00
0107-05-02	PENG IARA	.00	86.69	86.69	.00	.00			.00
0107-05-03	MCGRADY MEREDITH	.00	83.51	83.51	.00	.00			.00
0107-06-01	RABINOWITZ RONALD A	1,928.00	197.12	197.12	.00	1,928.00			.00
0107-06-02	GOODMAN AVI	622.00	23.68	23.68	.00	622.00			.00
0107-06-03	BERKOWITZ BARRY M	1,150.00	43.55	37.80	5.75	1,155.75		11.54	1.47
0108-06-01	FOODIM ERIC	.00	59.29	59.29	.00	.00			.00
0108-06-02	ZHISS PETER A	.00	59.35	59.35	.00	.00			.00
0108-06-03	PECK ANDREW A	.00	59.29	59.29	.00	.00			.00
0108-07-01	BRINTZ DANIEL	1,339.50	182.49	182.49	.00	1,339.50			.00
0108-07-02	WHOLF TRACY	730.25	49.08	45.43	3.65	733.90		7.30	.93
0108-07-03	CURRY MOLLY	730.25	49.08	45.43	3.65	733.90		7.30	.93
0109-07-01	SHAPIRO JESSICA	.00	.00	.00	.00	.00			.00
0109-07-02	KAYE LISA	.00	.00	.00	.00	.00			.00
0109-07-03	ZUCKERMAN ALISHA	.00	.00	.00	.00	.00			.00
0109-07-04	BERNSTEIN JULIE	.00	310.26	310.26	.00	.00		44.53	.00
0109-08-01	WEINER MEGAN	1,100.00	6.90	.00	6.90	1,106.90		13.79	1.41
0109-08-02	MAUST MARIA	900.00	5.61	.00	5.61	905.61		11.28	1.15
0109-08-03	FRANKEL JACQUELI	850.00	5.31	.00	5.31	855.31		10.61	1.08
0109-08-04	COELHO URSULA	1,100.00	6.90	.00	6.90	1,106.90		13.79	1.41
0110-04-01	BERSON DANIEL	.00	129.17	129.17	.00	.00		9.16	.00
0110-04-02	BERSON ERIC	.00	201.64	201.64	.00	.00		9.69	.00
0110-05-01	LAMON JENELLE	966.66	4.84	.00	4.84	971.50		9.67	1.23
0110-05-02	MALEK HEATHER	966.67	4.84	.00	4.84	971.51		9.67	1.23
0110-05-03	SCHAPIRA ALLISON	966.67	4.84	.00	4.84	971.51		9.67	1.23
0111-07-01	HERMANN SANDRA	3,254.00	182.03	182.03	.00	3,254.00			.00
0112-04-01	WILEY MEREDITH	.00	318.85	318.85	.00	.00			.00
0112-05-01	DOGAN CEM	.00	157.05	157.05	.00	.00		40.68	.00
0112-06-01	WILLIAMS MIKE	4,411.25	37.25	37.25	.00	4,411.25			.00
0113-08-01	STRASSBURGER BRIAN	1,992.00	201.26	191.29	9.97	2,001.97		19.95	2.55
0114-09-01	KATZEN CHANI	.00	77.20	77.20	.00	.00			.00
0114-09-02	KAHAN ZAHAVA	.00	86.86	86.86	.00	.00			.00
0114-10-01	KLEIN NAOMI	1,189.00	32.59	27.04	5.55	1,194.55		11.07	1.52
0114-10-02	LEVNER ALISSA	1,100.00	34.15	28.84	5.31	1,105.31		11.00	1.41
0115-06-01	NAGATA HIROSHI	.00	93.88	93.88	.00	.00			.00

UNIT-TT-DP TENANT NAME	PRINCIPAL AMOUNT	TOTAL INTEREST	PAID INTEREST	INTEREST DUE	ACCOUNT BALANCE	PROJECT INTEREST	Y-T-D ADM.EXP.	CURRENT INTEREST
0113-07-01 HOCH DAVID M	.00	50.89	50.89	.00	.00			.00
0115-08-01 GREENE EVAN	2,000.00	32.30	32.30	.00	2,000.00			.00
0116-06-01 RUBIN LEE	.00	.00	.00	.00	.00			.00
0116-06-02 ARONOFF MIRIAM	.00	.00	.00	.00	.00			.00
0116-06-03 LIEBERMAN RINA	.00	.00	.00	.00	.00			.00
0116-06-04 ARONOFF MIRIAM	.00	.00	.00	.00	.00			.00
0116-07-01 KUZNETSOV MASHA	.00	2.58	2.58	.00	.00		5.10	.00
0116-07-02 SHAPIRO JESSICA	.00	3.30	3.30	.00	.00		6.59	.00
0116-07-03 RAVITZ CHANA	.00	2.88	2.88	.00	.00		5.73	.00
0116-07-04 FRENKEL CHERYL	.00	4.39	4.39	.00	.00		8.65	.00
0116-08-01 JIANG HAU	4,350.00	7.27	.00	7.27	4,357.27		14.55	5.55
0117-08-01 BENJAMIN ILANIT	.00	121.29	121.29	.00	.00		28.98	.00
0117-08-02 TOUBIAN LEAH	.00	53.10	53.10	.00	.00		4.52	.00
0117-08-03 BENJAMIN ILANIT	.00	42.98	42.98	.00	.00		3.64	.00
0117-09-01 DRUZINSKY PAUL	4,100.00	8.59	.00	8.59	4,108.59		17.18	5.22
0118-07-01 RAVITZ CHANA	.00	140.35	140.35	.00	.00		14.02	.00
0118-07-02 OSBAND ADENA	.00	64.36	64.36	.00	.00		9.31	.00
0118-07-03 BENCHIMOL DEVORAH	.00	42.28	42.28	.00	.00		13.07	.00
0118-08-01 GRENZ SLOAN G	950.00	4.72	.00	4.72	954.72		9.52	1.21
0118-08-02 PERRONE KENNETH	950.00	4.72	.00	4.72	954.72		9.52	1.21
0118-08-03 KIRKPATRICK BETH	950.00	4.72	.00	4.72	954.72		9.52	1.21
0119-06-01 KIESMAN TERRY	.00	315.62	315.62	.00	.00			.00
0119-07-01 SPERLING DAHLIA	1,474.00	57.22	57.22	.00	1,474.00			.00
0119-07-02 GUTTMAN ORLES D	1,288.00	52.13	52.13	.00	1,288.00			.00
0119-07-03 SEGAL REBECCA E	1,086.00	53.15	47.71	5.44	1,091.44		10.86	1.39
0120-06-01 LIBERTO BRIAN	.00	31.14	31.14	.00	.00			.00
0120-07-01 GASCIONE BRETT	.00	8.41	8.41	.00	.00			.00
0120-07-02 SHEARMAN CHRISTIN	.00	0.60	0.60	.00	.00			.00
0120-07-03 DIKLA LICHTER	.00	8.41	8.41	.00	.00			.00
0120-08-01 DINELLA JACQUELI	1,534.00	106.33	106.33	.00	1,534.00			.00
0120-08-02 HOLT SARAH E	732.00	43.04	39.55	3.49	735.49		7.02	.90
0120-08-03 RIBA ALIZA E	736.00	43.04	39.55	3.49	739.49		7.02	.90
0121-07-01 FEINBERG BENJAMIN	.00	40.68	40.68	.00	.00			.00
0121-08-01 ABDALLA CHRISTIN	.00	.00	.00	.00	.00			.00
0121-08-02 GRAHAM KELSEY	.00	.00	.00	.00	.00			.00
0121-09-01 GANS LAUREN N	.00	18.44	18.44	.00	.00		9.05	.00
0121-09-02 BABAYEV MARIANNA	.00	29.28	29.28	.00	.00		9.15	.00
0121-09-03 AIKEN DEENA	.00	29.28	29.28	.00	.00		9.15	.00
0121-10-02 REIS MARIA	2,300.00	37.23	37.23	.00	2,300.00			.00
0122-07-02 HAMILTON BONNIE	.00	47.36	47.36	.00	.00			.00
0122-08-01 DIJKSTRA PHILIP	.00	118.91	118.91	.00	.00			.00
0123-10-01 MARTINEZ RICARDO	.00	63.49	63.49	.00	.00			.00
0123-11-01 STRUER HILARY S	.00	84.29	84.29	.00	.00			.00
0123-12-01 COHEN AVI	.00	2.81	2.81	.00	.00		7.36	.00
0123-12-02 SHULMAN ALYSSA	.00	.00	.00	.00	.00			.00
0123-13-01 GOLDFISCHER RACHEL	1,098.88	27.11	27.11	.00	1,098.88			.00
0123-13-02 SHULMAN ALYSSA	1,098.88	29.36	29.36	.00	1,098.88			.00
0124-06-01 TEITELBAUM MIRIAM	.00	.00	.00	.00	.00			.00
0124-07-01 PFEFFER BRANDON	2,244.00	17.63	17.63	.00	2,244.00			.00
0125-06-01 EFFRON NEIL	.00	18.68	18.68	.00	.00			.00
0125-06-02 SHOCKLEY LISA	.00	18.68	18.68	.00	.00			.00
0125-07-01 HIRSHON DOUGLAS G	.00	55.73	55.73	.00	.00		3.49	.00
0125-08-01 MISHKIN DAVID	.00	11.66	11.66	.00	.00		23.40	.00

NIT-TT-DP TENANT NAME	PRINCIPAL AMOUNT	TOTAL INTEREST	PAID INTEREST	INTEREST DUE	ACCOUNT BALANCE	PROJECT INTEREST	Y-T-D ADM.EXP.	CURRENT INTEREST
125-09-01 SHIFRIN ROBIN	2,000.00	4.19	.00	4.19	2,004.19		8.38	2.55
126-06-01 OLEARY SEAN	.00	73.90	73.90	.00	.00			.00
126-06-02 MUINZER MARCUS R	.00	73.90	73.90	.00	.00			.00
126-06-03 KERWIN KEVIN	.00	43.13	43.13	.00	.00			.00
126-06-04 CONROY JOSHUA	.00	73.89	73.89	.00	.00			.00
126-07-01 FISCHER DAVID	825.00	18.14	14.02	4.12	829.12		8.25	1.05
126-07-02 NOVEMBER BARUCH	825.00	26.36	22.24	4.12	829.12		8.25	1.05
126-07-03 NELSON STEPHEN M	825.00	26.36	22.24	4.12	829.12		8.25	1.05
126-07-04 HERMAN AARON	825.00	26.36	22.24	4.12	829.12		8.25	1.05
127-05-01 LEE JENNIFER C	705.00	59.10	55.57	3.53	708.53		7.06	.90
127-05-02 KIM ELISE	783.75	67.12	63.23	3.89	787.64		7.86	1.00
127-05-03 PLANSKY AUTUMN	712.50	60.90	57.37	3.53	716.03		7.11	.90
127-05-04 DANZ COLLEEN A	845.00	99.61	95.37	4.24	849.24		8.47	1.08
128-05-01 POLANSKY AMY	.00	80.18	80.18	.00	.00			.00
128-05-02 WOHL LEAH	.00	81.38	81.38	.00	.00			.00
128-05-03 HODES CORINNE	.00	90.56	90.56	.00	.00			.00
128-06-01 TUCHMAN ERICA	.00	21.40	21.40	.00	.00		13.32	.00
128-06-02 SHAKUN ERIC H	.00	23.58	23.58	.00	.00		13.32	.00
128-07-01 GARBER BARBARA	2,700.00	11.33	11.33	.00	2,700.00			.00
129-06-01 RIBA ALIZA	.00	.00	.00	.00	.00			.00
129-06-02 FALLON KEVIN	.00	.00	.00	.00	.00			.00
129-06-03 QUINT JAMES D	.00	.00	.00	.00	.00			.00
129-06-04 LALOR SUZANNE	.00	.00	.00	.00	.00			.00
129-07-01 ELBAZ BARBARA M	.00	61.44	61.44	.00	.00		10.95	.00
129-07-02 CHAI AYALA	.00	.36	.35	.00	.00		.69	.00
129-07-03 SCUTTS ELEANOR	.00	58.22	58.22	.00	.00		5.02	.00
129-07-04 GERVER ADINA	.00	74.49	74.49	.00	.00		11.89	.00
129-08-01 WILLIAMS JAMES	4,056.00	26.41	26.41	.00	4,056.00			.00
130-05-01 HINES MAURICE	.00	160.79	160.79	.00	.00			.00
130-06-01 FRIEDMAN AIMEE B	1,350.00	44.44	44.44	.00	1,150.00			.00
130-06-02 WEITZNER NICOLE	900.00	38.52	34.04	4.48	904.48		9.01	1.15
130-06-03 KRESS LAURIANN M	850.00	36.38	32.14	4.24	854.24		8.49	1.08
131-05-01 POTTER JEFFREY	830.00	373.12	368.99	4.13	834.13		8.28	1.06
131-05-02 WILHELM JIM	1,135.00	394.21	388.54	5.67	1,140.67		11.34	1.45
132-06-01 LYNCH JENNIFER	.00	33.59	33.59	.00	.00			.00
132-06-02 SHAW MEREDITH M	.00	35.74	35.74	.00	.00			.00
132-06-03 MARSH KIRSTEN	.00	39.03	39.03	.00	.00			.00
0132-06-04 LYNCH MEGAN	.00	47.71	47.71	.00	.00			.00
0132-07-01 WITT KEVIN M	.00	.00	.00	.00	.00			.00
0132-08-01 WILLIAMS MIKE	.00	.00	.00	.00	.00			.00
0132-09-01 KLEINSCHMIDT ROBERT	3,800.00	114.74	114.74	.00	3,800.00			.00
0133-04-01 ROSE KAREN	.00	262.51	262.51	.00	.00			.00
0133-04-02 QUINTA LIANNE	.00	46.32	46.32	.00	.00			.00
0133-05-01 GOLUB LISA	.00	14.15	14.15	.00	.00		8.67	.00
0133-05-02 BABAYEV MARIANNA	.00	17.30	17.30	.00	.00		10.61	.00
0133-06-01 LOCKARD BRETT	2,200.00	16.58	16.58	.00	2,200.00			.00
0134-07-01 JOLK JASON	.00	.00	.00	.00	.00			.00
0134-07-02 SAMUEL RONALD	.00	.00	.00	.00	.00			.00
0134-08-01 FUCHS SHARA	2,300.00	52.62	52.62	.00	2,300.00			.00
0135-07-01 BARRESI ELLEN	.00	83.88	83.88	.00	.00			.00
0135-08-01 GENET MEGAN R	.00	55.80	55.80	.00	.00		10.98	.00
0135-09-01 SABATH JOANNA T	1,792.45	840.57	831.60	8.97	1,801.42		17.96	2.29
0136-05-01 SHARVIT DANIEL	.00	109.97	109.97	.00	.00		6.76	.00

UNIT-TT-DP TENANT NAME	PRINCIPAL AMOUNT	TOTAL INTEREST	PAID INTEREST	INTEREST DUE	ACCOUNT BALANCE	PROJECT INTEREST	Y-T-D ADM.EXP.	CURRENT INTEREST
0136-05-02 HADIO CHARLES	.00	122.65	122.65	.00	.00		7.40	.00
0136-05-03 MAGID DAVID K	.00	132.21	132.21	.00	.00		8.10	.00
0136-06-01 SCHNEIDER MATTHEW	1,038.00	6.68	.00	6.68	1,044.68		13.46	1.33
0136-06-02 GRUNFELD MICHAEL	900.00	5.86	.00	5.86	905.86		11.73	1.15
0136-06-03 EDELSTEIN DARREN	1,250.00	8.06	.00	8.06	1,258.06		16.17	1.60
0136-06-04 SCHWED ILAN	920.00	5.89	.05	5.89	925.89		11.77	1.17
0137-09-01 MISRAC DARYL C	1,112.50	65.41	59.85	5.56	1,118.06		11.15	1.42
0137-09-02 CRUZ RICHARD	937.50	56.71	52.03	4.68	942.18		9.38	1.20
0137-09-03 DAVEY HENRY	887.50	53.71	49.27	4.44	891.94		8.86	1.14
0137-09-04 PENDLETON AUDREY	862.50	52.21	47.89	4.32	866.82		8.61	1.10
0138-05-02 PIMSTONE DEBORAH	.00	256.32	256.32	.00	.00			.00
0138-06-01 HINES JR MAURICE R	2,800.00	71.05	71.05	.00	2,800.00			.00
0139-07-01 SCHOSTAK SANDRA	.00	.00	.00	.00	.00			.00
0139-07-02 HADJES DAPHNE	.00	.00	.00	.00	.00			.00
0139-07-03 BRICKNER BRENDA A	.00	.00	.00	.00	.00			.00
0139-07-04 MARTIN ALISA	.00	.00	.00	.00	.00			.00
0139-08-01 FEINSTEIN JEREMY D	1,500.00	33.09	33.09	.00	1,500.00			.00
0139-08-02 RAVIV GUY	1,500.00	35.55	35.55	.00	1,500.00			.00
0140-06-01 LOWE SARA	.00	59.10	59.10	.00	.00		8.82	.00
0140-06-02 FURER JOY	.00	91.22	91.22	.00	.00		9.80	.00
0140-06-03 MAIMON SARAH	.00	60.02	60.02	.00	.00		9.80	.00
0140-06-04 LOWE SARA S	.00	28.15	28.15	.00	.00		9.80	.00
0140-07-01 MIRZA ADAM	900.00	5.23	.00	5.23	905.23		10.52	1.15
0140-07-02 CASTLE DAVID	900.00	5.23	.00	5.23	905.23		10.52	1.16
0140-07-03 BLUESTONE MATTHEW	1,150.00	6.71	.00	6.71	1,156.71		13.47	1.47
0141-04-01 WEISSMAN JULIE	.00	.00	.00	.00	.00			.00
0141-04-02 GOLDMAN MIRYAM	.00	.00	.00	.00	.00			.00
0141-04-03 FLAUMENHAFT ELANA S	.00	.00	.00	.00	.00			.00
0141-04-04 TRAURIG RACHEL	.00	.00	.00	.00	.00			.00
0141-05-01 ALLEGRETTI PAUL A	2,992.00	27.32	27.32	.00	2,992.00			.00
0142-07-01 WECK ELIZABETH	.00	150.09	150.09	.00	.00			.00
0142-08-01 SABATH JOANNA T	.00	.00	.00	.00	.00			.00
0142-09-01 SPADARO LYNN	.00	19.78	19.78	.00	.00		39.59	.00
0142-10-01 GORDON JOSEPH J	4,250.00	8.91	.00	8.91	4,258.91		17.82	5.42
0143-08-01 JOHNSTON PETER	.00	37.08	37.08	.00	.00			.00
0143-09-01 BRIERE STACEY	.00	8.87	8.87	.00	.00			.00
0143-10-01 LOPEZ ELISA M	.00	25.46	25.46	.00	.00			.00
0143-11-01 JUDD DONALD A	.00	29.04	29.04	.00	.00			.00
0143-12-01 GOLDBERG HEATHER	.00	.00	.00	.00	.00			.00
0143-13-01 GRAYSON JAN	2,200.00	13.79	13.79	.00	2,200.00			.00
0144-06-01 WELLBORN MARK N	.00	165.04	165.04	.00	.00			.00
0144-06-02 BURNS MARK P	.00	1.18	1.18	.00	.00			.00
0144-07-01 FAZZINO CARMEL P	.00	26.64	26.64	.00	.00			.00
0144-08-01 WEISLEDER JEFFREY I	.00	14.17	14.17	.00	.00		30.18	.00
0144-09-01 ROSENBERG KATIE	1,200.00	5.48	.00	5.48	1,205.48		10.99	1.53
0144-09-02 LEVITON GREGORY	1,200.00	5.48	.00	5.48	1,205.48		10.99	1.53
0145-08-01 SHROPSHIRE DONALD	.00	112.43	112.43	.00	.00			.00
0145-09-01 ROTHNER MALKA	.00	.00	.00	.00	.00			.00
0145-10-01 BULEKBAYEVA NATALIA V	.00	10.12	10.12	.00	.00		21.79	.00
0145-11-01 GOLDBERG HEATHER	1,741.97	50.72	42.01	8.71	1,750.68		17.43	2.22
0146-06-01 O'GRADY NICHOLAS L	.00	241.60	241.60	.00	.00			.00
0146-06-02 BUSCONI JEFFREY L	.00	39.83	39.83	.00	.00			.00
0146-06-03 CLIFFORD JOSHUA R	.00	40.24	40.24	.00	.00			.00

NIT-TT-DP TENANT NAME	PRINCIPAL AMOUNT	TOTAL INTEREST	PAID INTEREST	INTEREST DUE	ACCOUNT BALANCE	PROJECT INTEREST	Y-T-D ADM.EXP.	CURRENT INTEREST
146-07-01 FRIEDMAN ALAN B	576.00	11.73	11.73	.00	576.00			.00
146-07-02 WOLF JORDAN	622.00	13.71	10.61	3.10	625.10		6.23	.79
146-07-03 BATALION ARYEH Y	827.00	18.16	14.03	4.13	831.13		8.25	1.05
146-07-04 BATTALION ARYEH	1,125.00	34.10	28.49	5.61	1,130.61		11.24	1.44
147-09-01 RABBANI DORIT	.00	46.53	46.53	.00	.00			.00
147-09-02 BOHNEN DEBORAH	.00	39.23	39.23	.00	.00			.00
147-09-03 WALL ADAM	.00	43.35	43.35	.00	.00			.00
147-10-01 KALLIOS MANTHOS P	.00	.00	.00	.00	.00			.00
147-11-01 HIRSH JUDD	3,200.00	65.07	65.07	.00	3,200.00			.00
148-07-01 HEADRICK JULIET	.00	86.41	86.41	.00	.00			.00
148-07-02 SIEGEL STEPHANI A	.00	60.41	60.41	.00	.00			.00
148-07-03 SMYTH JEAN	.00	70.43	70.43	.00	.00			.00
148-08-01 BRONFELD LIAT	1,028.67	16.64	11.57	5.07	1,033.74		10.13	1.32
148-08-02 FLEISCHMANN SARAH	751.00	13.59	13.59	.00	751.00			.00
148-08-03 BERNSTEIN ELIZABET	768.33	14.40	10.52	3.88	772.21		7.66	.98
149-02-01 DUBE RICHARD	.00	342.52	342.52	.00	.00			.00
149-02-02 MASUKU SIBUSISI	.00	342.52	342.52	.00	.00			.00
149-03-01 WITT KEVIN M	.00	.00	.00	.00	.00			.00
149-04-01 ELBAUM JOSEPH T	.00	.00	.00	.00	.00			.00
149-05-01 SOLOMON SHERRY	3,000.00	21.33	21.33	.00	3,000.00			.00
150-05-01 SHALEV RONA	.00	17.70	17.70	.00	.00			.00
150-05-02 GUTMAN-REICH RACHEL	.00	17.70	17.70	.00	.00			.00
150-05-03 GUTMAN-REICH RACHEL	.00	17.70	17.70	.00	.00			.00
150-06-01 RIMSKY MARGARET E	.00	19.06	19.05	.00	.00			.00
150-06-03 STOOKEY MARIA	.00	15.04	15.04	.00	.00			.00
150-07-01 AIZENBERG SALO	.00	19.68	19.68	.00	.00			.00
150-08-02 REIS MARIA H	.00	.00	.00	.00	.00			.00
150-09-01 ZION ROSY	2,600.00	10.89	10.89	.00	2,600.00			.00
151-05-01 JOHNSTON PETER	2,265.00	513.46	513.46	.00	2,265.00			.00
152-06-01 ROY PAULA	.00	135.38	135.38	.00	.00			.00
152-07-01 HOFMEKLER ORI	.00	.00	.00	.00	.00			.00
152-08-01 CHAU YUEN P	3,900.00	170.78	170.78	.00	3,900.00			.00
0153-04-01 NASS MINNIE	.00	232.46	232.46	.00	.00			.00
0153-05-01 SMYTH JEAN A	.00	14.86	14.86	.00	.00		1.65	.00
0153-05-02 QUINTERO PATRICIA Q	.00	24.20	24.20	.00	.00		1.65	.00
0153-06-01 ROSENFELD AMY	2,300.00	9.68	.00	9.68	2,309.68		19.30	2.94
0154-07-01 CRESPI ROBERT	.00	123.89	123.89	.00	.00		22.39	.00
0154-08-01 RUBINSKY SIMONE I	2,400.00	14.02	14.02	.00	2,400.00			.00
0155-07-01 UTSU HIROYUKI	.00	89.71	89.71	.00	.00			.00
0155-08-01 ZOLLER ERIC	.00	61.32	61.32	.00	.00		5.73	.00
0155-09-01 PHILOSOPH LISSA	.00	9.01	9.01	.00	.00		18.02	.00
0155-10-01 GRUENHUT SHIRLEY	2,075.00	4.34	.00	4.34	2,079.34		8.69	2.64
0156-08-01 DEVERA CARLOS P	817.50	78.36	74.25	4.11	821.61		8.13	1.04
0156-08-02 KAHL VAL	795.50	78.18	74.19	3.99	799.49		7.96	1.02
0156-08-03 PELTIER MICHAEL	1,204.00	104.47	104.47	.00	1,204.00			.00
0156-08-04 CLORE MELANIE P	800.00	78.38	74.37	4.01	804.01		8.01	1.02
0157-07-01 ZEVAVI SABRINA	788.00	68.66	64.77	3.89	791.89		7.89	1.00
0157-07-02 SCHAPIRO ADINA	837.00	74.84	70.68	4.16	841.16		8.37	1.07
0157-07-04 SINGER ESTHER	881.00	85.22	80.83	4.39	885.39		8.81	1.13
0157-07-05 NITTENBERG DANIELLA	775.00	68.49	64.60	3.89	778.89		7.77	.99
0158-06-01 GOLDSTEIN JUDITH L	.00	170.91	170.91	.00	.00			.00
0158-07-01 WALDMAN SARAH	.00	17.25	17.25	.00	.00			.00
0158-07-02 GRABER JULIA G	.00	20.50	20.50	.00	.00			.00

UNIT-TT-DP	TENANT NAME	PRINCIPAL AMOUNT	TOTAL INTEREST	PAID INTEREST	INTEREST DUE	ACCOUNT BALANCE	PROJECT INTEREST	Y-T-D ADM.EXP.	CURRENT INTEREST
0158-08-01	RUSH ROSEMARY C	.00	11.43	11.43	.00	.00		24.88	.00
0158-09-01	DESHAZO LORI A	2,600.00	17.37	17.37	.00	2,600.00			.00
0159-06-01	GOTTLIEB DANIEL	.00	.00	.00	.00	.00			.00
0159-06-02	DASKAL ALLAN N	.00	.00	.00	.00	.00			.00
0159-06-03	WEINREB ELAN	.00	.00	.00	.00	.00			.00
0159-06-04	ROSENBERG EDMUNDO	.00	.00	.00	.00	.00			.00
0159-06-05	NODELL RANDY	.00	.00	.00	.00	.00			.00
0159-07-01	PRASS RICHARD M	3,675.00	77.32	77.32	.00	3,675.00			.00
0160-08-01	GINSBERG DANIEL	.00	202.78	202.78	.00	.00		1.79	.00
0160-09-01	KLEINSCHMIDT ROBERT	2,450.00	18.44	18.44	.00	2,450.00			.00
0161-05-01	ELBAZ BARBARA M	.00	.00	.00	.00	.00			.00
0161-05-02	COHEN NETANELL	.00	.00	.00	.00	.00			.00
0161-05-04	COHEN KINNERET	.00	.00	.00	.00	.00			.00
0161-06-01	KLEINSCHMIDT ROBERT W	3,200.00	73.14	73.14	.00	3,200.00			.00
0162-04-01	KLEINSCHMIDT ROBERT	2,500.00	410.52	410.52	.00	2,500.00			.00
0163-06-01	KOVAC SHUSHANA	.00	.00	.00	.00	.00			.00
0163-06-02	ROSENBERG KACIE	.00	122.99	122.99	.00	.00		21.39	.00
0163-07-01	HASTINGS ROSE	1,296.00	5.52	.00	5.52	1,301.52		11.07	1.65
0163-07-02	HALLAM JENNIFER	1,296.00	5.52	.00	5.52	1,301.52		11.07	1.65
0164-02-01	PEH SING I	15,000.00	3,857.37	3,857.37	.00	15,000.00			.00
0166-03-01	COLUMBUS AVENUE G	26,843.60	1,685.15	1,685.15	.00	26,843.60			.00
0170-02-01	SAINI DELI	11,400.00	4,111.99	4,111.99	.00	11,400.00			.00
0171-01-01	BIBA CLEARNER'S CORP	14,100.00	5,605.54	5,605.54	.00	14,100.00			.00
	PROJECT TOTALS	479,953.14	64,705.50	63,674.21	1,031.29	480,972.32	.00	3,327.30	292.50

EXHIBIT 12.4.4

Prepared By:

By: ____________________

MEMORANDUM OF TERMINATION FEE

This Memorandum of Termination Fee (the "Memorandum"), is made by COLUMBIA WESTMONT ASSOCIATES, L.P. ("Owner") and ARCHSTONE-SMITH OPERATING TRUST ("Purchaser") as of ______________, 2006.

Owner and Purchaser entered into that certain Agreement of Purchase and Sale dated as of January [4], 2006 (the "Purchase Agreement") for the sale of the property located at 720-734 Columbus Avenue, New York, New York, which property is legally described on Exhibit A (the "Property").

Pursuant to the terms of the Purchase Agreement, Owner has agreed to pay Purchaser a termination fee of $5,000,000 (the "Termination Fee").

This Memorandum shall terminate upon terms and conditions more particularly set forth in the Purchase Agreement.

Owner:

Columbia Westmont Associates, L.P.
By: MJL Westmont, L.L.C., a New York limited liability company, Its Managing General Partner

By:________________________________
Name: Michael J. Levitt
Title: Manager

Purchaser:

Archstone-Smith Operating Trust

By:________________________________
Name:______________________________
Title:_______________________________

STATE OF NEW YORK :
: SS
COUNTY OF NEW YORK :

On the _____ day of __________, 2006, before me, the undersigned, personally came ____________________, ________________ of MJL Westmont, L.L.C., a New York limited liability company, Managing General Partner of Columbia Westmont Associates, L.P., a New York limited partnership, to me known and known to me to be the individual described in and who executed the foregoing instrument, and he/she duly acknowledged to me that he/she executed the same.

______________________________(Seal)
Notary Public

My Commission Expires: ________________

STATE OF __________ :
: SS
COUNTY OF ________ :

On the _____ day of __________, 2006, before me, the undersigned, personally came ____________________________, ____________________ of Archstone-Smith Operating Trust, a ____________________________, to me known and known to me to be the individual described in and who executed the foregoing instrument, and he/she duly acknowledged to me that he/she executed the same.

______________________________(Seal)
Notary Public

My Commission Expires: ________________

[ATTACH LEGAL DESCRIPTION AS EXHIBIT A]

EXHIBIT 12.4.4(1)

Prepared By:

By: ____________________

DISCHARGE OF MEMORANDUM OF TERMINATION FEE

A certain Agreement of Purchase and Sale ("Agreement of Sale") dated as of January ____, 2006 was entered into between Columbia Westmont Associates, L.P. ("Seller"), a New York limited partnership having an address at P.O. Box 994, 1 East Stow Road, Marlton, New Jersey 08053-0994, and Archstone-Smith Operating Trust, a Maryland real estate investment trust having an address at 9200 E. Panorama Circle, Englewood, Colorado 80112 ("Purchaser")

A Memorandum of Termination Fee was recorded in the land records of New York County, New York on __________________, 2006 in ________________ (the "Memorandum").

The obligations with respect to the Termination Fee are ended in accordance with the terms of the Agreement of Sale. The Memorandum of Termination Fee may now be discharged of record and the County Recorder is directed to discharge the Memorandum of record.

This Discharge may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

I sign and CERTIFY to this Discharge of Memorandum of Termination Fee as of ____________________, 2006.

WITNESS: SELLER:

COLUMBIA WESTMONT ASSOCIATES, L.P.,
a New York limited partnership
By: MJL Westmont, L.L.C., a New York limited liability partnership, Its Managing General Partner

________________________ By: __________________________________
Name:
Title:

WITNESS: PURCHASER:

ARCHSTONE-SMITH OPERATING TRUST

________________________ By: __________________________________
Name:
Title:

STATE OF NEW YORK :
: SS
COUNTY OF NEW YORK :

On the _____ day of ________, 2006, before me, the undersigned, personally came ___________________, ________________ of MJL Westmont, L.L.C., a New York limited liability company, Managing General Partner of Columbia Westmont Associates, L.P., a New York limited partnership, to me known and known to me to be the individual described in and who executed the foregoing instrument, and he/she duly acknowledged to me that he/she executed the same.

______________________________(Seal)
Notary Public

My Commission Expires: ________________

STATE OF _____ :

: SS

COUNTY OF ___ :

On the _____ day of ________, 2006, before me, the undersigned, personally came ____________________________, ____________________ of Archstone-Smith Operating Trust, a ____________________________, to me known and known to me to be the individual described in and who executed the foregoing instrument, and he/she duly acknowledged to me that he/she executed the same.

______________________________(Seal)
Notary Public

My Commission Expires: ________________

EXHIBIT 12.4.4(2)

CERTIFICATE

TO: Chicago Title Insurance Company

An event ("Event") has occurred under that certain Agreement of Purchase and Sale Agreement, dated as of January ___, 2006, between the undersigned and Archstone-Smith Operating Trust, which entitles the undersigned to discharge of record that certain Memorandum of Termination Fee dated as of _______________, 2006 recorded ________________, 2006 in the land records of New York County in CFRN _________, page _________ (the "Memorandum"). A copy of this Certificate is being sent concurrently to Archstone-Smith Operating Trust.

After the date ten (10) days after your receipt of this Certificate, you are hereby authorized and directed to record the Discharge of Memorandum of Termination Fee, discharging the Memorandum.

The undersigned understands that he is subject to punishment if any statement contained herein is willfully false.

COLUMBIA WESTMONT ASSOCIATES, L.P.,
a New York limited partnership
By: MJL Westmont, L.L.C., a New York limited liability company, Its Managing General Partner

By:___________________________
Name:
Title:

Dated: _____________, 200__